Exhibit 99.(c).(iv)

Project Coffee Discussion Materials for the Special Committee  CORPORATE FINANCE FINANCIAL ADVISORY SERVICES FINANCIAL RESTRUCTURING STRATEGIC CONSULTING HL.com Confidential / Preliminary DRAFT

Project Coffee Table of Contents Executive Summary 1 Selected Public Market Observations 2 Preliminary Financial Analyses 3 Appendix 4 Weighted Average Cost of Capital Calculation A Benchmarking B Changes Since 2014 Sale Process C Float & Trading Information D Profiles of Selected Public Companies E Disclaimer F Project Coffee

Executive Summary

Executive Summary Background & Engagement Overview Current Engagement In anticipation of receiving an offer from the acquirer (“Juice”), Coffee’s (the “Company”) Board of Directors established the New Special Committee by resolutions dated June 12, 2015 to evaluate the proposal, among other things(1)  The New Special Committee has engaged Houlihan Lokey (“HL”) to provide financial advisory and investment banking services in connection with a possible transaction involving the Company  The written proposal from Juice states that Coffee shareholders other than Steel would be able to elect to receive either cash or Juice stock, subject to proration, such that the aggregate consideration consists of 55% cash and 45% stock (Steel would elect to receive all stock)  Additional Considerations  Analysis on Juice – at this time, HL has not yet performed any financial analysis or business diligence on Juice to evaluate the stock component of the proposal, as it is premature to do so  Remaining environmental liability that has not yet been accrued  Deferred compensation  Change of control payments  Deferred tax assets and any tax benefits relating to the payment of the accrued environmental liabilities, deferred compensation and change of control payments have not yet been taken into consideration  The Company received inbound calls from strategic and financial buyers following a June 18, 2015 press release indicating that the Independent Members of its Board of Directors received a non-binding proposal from Juice  HL, at the direction of the New Special Committee, contacted the following parties, each of which had contacted the Company regarding a potential transaction, to assess their interest in a potential transaction with the Company:  Strategic 1: Reached out prior to the June 18, 2015 press release. Strategic 1 has indicated an interest in the Company’s SL-MTI business segment and that it is reviewing publicly available information on the Company’s SL-MTI business segment to determine a preliminary view on value of such segment  Buyer summary is continued on the following page (1) We understand that per Coffee management, the New Special Committee‘s mandate includes the evaluation, response, negotiation, termination, acceptance or rejection of Juice’s proposal, as well as with regards to any proposed transaction with an affiliate of Steel and any proposed alternative transaction with any party not affiliated with the Company Source: Coffee management

Executive Summary Background & Engagement Overview (cont.) Current Engagement (cont.)  Strategic 2: Reached out after the June 18, 2015 press release. Strategic 2 indicated an interest in the Company’s SL-MTI business segment, but also a possible interest in acquiring the entire Company, if necessary Financial Sponsor 1: Reached out prior to the June 18, 2015 press release to follow-up on conversations from the 2014 Sale Process. Financial Sponsor 1 indicated a willingness to re-engage in evaluating a potential transaction for the entire Company at a price in the low $40.00 per share range but not $45.00 per share  Financial Sponsor 2: Reached out after the June 18, 2015 press release. Financial Sponsor 2 was not aware of the unsolicited offer from Juice and it would consider discussing a potential transaction with the Company on a proprietary / bi-lateral basis  Financial Sponsor 3: After the termination of the 2014 Sale Process, Financial Sponsor 3 expressed continued interest, but indicated that it would not make a proposal until the Company’s results for the first half of the year were announced. After the announcement, Financial Sponsor 3 called to indicate that it did not intend to pursue a transaction with the Company  Financial Sponsor 4: Reached out after the June 18, 2015 press release. Financial Sponsor 4 reiterated its interest in the Company, but indicated it did not believe they’d be competitive at the value range of the unsolicited offer from Juice. Financial Sponsor 4 also expressed interest in acquiring divisions of the Company, particularly the MTE and SL-MTI businesses

Executive Summary Background & Engagement Overview (cont.) Relationships Based on HL’s review of data available from its information management systems in a manner consistent with its internal procedures for the identification of engagements with certain parties and taking into account applicable confidentiality obligations and similar restrictions to which HL is subject, we have provided below information on certain engagements undertaken by HL:  Current and past investment banking and financial advisory work for JPS Industries, Inc.  Past financial advisory work for DGT Holdings, Gen Corp., Steel Excel Inc. and Web Financial Corporation

Selected Public Market Observations

Selected Public Market Observations

Selected Information on Common Stock

Market Trading Overview

(dollars in millions, except per share values)

Common Stock Trading Snapshot	TEV Build-Up: Publicly Available	TEV Build-Up: Pro Forma
Current Stock Price as of 7/13/15 [1]	$39.44	$39.44
Common Shares Outstanding [2]	3.93	3.93
Dilutive Shares [3][4]	0.09	0.09
Fully Diluted Shares	4.03	4.03
Market Value of Equity	$158.8	$158.8
Add: Debt [5]	0.0	15.0
Add: Accrued Environmental Liabilities [6]	16.5	12.5
Less: Cash and Cash Equivalents [7]	(22.7)	(1.9)
Current Public Market Enterprise Value	$152.6	$184.4

Implied Trading Multiples

Publicly Disclosed Financials [8]	Adj. EBITDA	Implied EV/EBITDA Multiple
LTM 3/31/2015	$21.7	7.0x
2015E - Management Guidance[9]	$24.0	6.4x

Pro Forma Financials [8]	Adj. EBITDA	Implied EV/EBITDA Multiple
PF LTM 6/30/2015	$26.5	6.9x
PF 2015E	$27.3	6.8x

Stock Information	
1 Week Volume Weighted Average Price ("VWAP") [1]	$39.30
1 Month VWAP (~22 trading days) [1]	$39.92
3 Month VWAP (~65 trading days) [1]	$39.97
6 Month VWAP (~129 trading days) [1]	$40.43
52-week High [1]	$51.96
52-week Low [1]	$30.30
90-day Average Daily Trading Volume [1]	5,479.5
Number of Analysts Covering Stock	0
Total Public Float	
% of Total Shares Outstanding [1]	71.7%

(1) Per Capital IQ
(2) Represents 3.93 million common shares outstanding as of 4/27/15, per Coffee's 10-Q, dated 3/31/15
(3) Per Coffee's 10-Q, dated 3/31/15
(4) Dilutive securities include 184K outstanding options under the principal option plan with a weighted average strike price of $19.71, based on the treasury method. Excludes RSUs given performance condition
(5) Coffee's debt balance as of 6/30/15 is $0.0 million but is pro forma adjusted to reflect the anticipated $15 million in debt the Company plans to take on to finance the Davall transaction
(6) Accrued Environmental Liability as of 3/31/15 per Coffee's 10-Q, dated 3/31/15, and the 6/30/15 liability of $12.5 million per company management
(7) Coffee's cash balance as of 6/30/15 is $6.9 million but is pro forma adjusted to reflect the anticipated $5 million in cash the Company plans to use to finance the Davall transaction
(8) Publicly disclosed financials not pro forma for Torque or Davall transactions. Pro forma financials are pro forma for both acquisitions
(9) Midpoint of announced guidance for adjusted EBITDA of $22.0 to $28.0 million

Note: Adjusted EBITDA includes public company costs and corporate / headquarter office costs; all market data as of 7/13/2015

HOULIHAN LOKEY 7

Selected Public Market Observations Selected Historical Trading Information  Last Twelve Months Last Nine Months Volume: 3.0 mm Average VWAP(1): $41.46 Volume: 1.6 mm VWAP(1): $39.82 Volume: 0.8 mm Average VWAP(1): $40.43 Last Six Months Last Three Months Volume: 0.3 mm Average VWAP(1): $39.97 $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 5% 10% 15% 20% 25% 30% 35% 40% 45% 0% 5% 10% 15% 20% 25% 30% 35% 0% $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52  $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 10% 20% 30% 40% 50% 60% 0% 10% 20% 30% 40% 50% 60% 70% 0%Source: Capital IQ (1) Based on average VWAP over the given time period (last 3 months, 6 months, 9 months or 12 months)

Selected Public Market Observations Stock Trading History Relative Stock Price Performance and Volume Coffee - Volume Coffee - Share Pricing S&P 500 Index (^SPX) - Index Value July-05 July-06 July-07 July-08 July-09 July-10 July-11 July-12 July-13 July-14 July-15 50 100 150 200 250 300 350 400 0 (50%) 0% 50% 100% 150% 200% 250% (100%) Relative Percentage Change Key Developments A. November 2006: Announced Q3’06 earnings, EPS fell $0.14 y/o/y ($0.28 vs. $0.42)  B. August 2007: Announced Q2’07 earnings, EPS rose $0.16 y/o/y ($0.49 vs. $0.33) C. August 2008: Announced Q2’08 earnings, EPS fell $0.19 y/o/y ($0.30 vs. $0.49) D. November 2009: Announced Q3’09 earnings, reports EPS of $0.41, versus the analyst estimate of $0.07  E. May 2012: Announced Q1’12 earnings, missed consensus estimates as EPS fell drastically y/o/y ($0.31 vs. $0.79)  F. November 2012: Announced a cash dividend of $2.00 per share, payable in cash on December 17, 2012  G. August 2013: Announced Q2’13 earnings, results beat expectations as EPS grew y/o/y ($0.54 vs. $0.32)  H. November 2013: Announced Q3’13 earnings, results beat expectations as EPS grew y/o/y ($0.82 vs. $0.69)  I. August 2014: Announced Q2’14 earnings, results beat expectations as EPS grew y/o/y ($1.37 vs. $0.54)  J. November 2014: M&A Announcement – Publicly announced the divestiture of RFL Electronics for $20 million  K. December 2014: Share Repurchase Announcement – Publicly announced the authorization of up to 420,000 shares of its common stock at up to $42 per share  L. May 2015: M&A Announcement – Coffee acquires Torque Systems for $9 million  M. June 2015: M&A Announcement – Coffee receives unsolicited offer from Juice Source: Capital IQ and equity research

Selected Public Market Observations Three Year VWAP and Daily Trading Volume Volume Weighted Average Price $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 $50.0 $55.0 $5.0 Jul-12 Oct-12 Jan-13 Apr-13 Jul-13 Oct-13 Jan-14 Apr-14 Jul-14 Oct-14 Jan-15 Apr-15 Jul-15 Daily Trading Volume 40,000 60,000 80,000 100,000 120,000 140,000 20,000 Coffee - Volume Coffee - Volume Weighted Avg Price Source: Capital IQ

Selected Public Market Observations

Selected Companies Trading Multiples Over Time

Enterprise Value / LTM EBITDA[3]


Power Management and Electronic Filters(1)
Motion Control(2)
Coffee
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Jul-05
Jul-06
Jul-07
Jul-08
Jul-09
Jul-10
Jul-11
Jul-12
Jul-13
Jul-14
Jul-15
11.4x
9.4x
6.1x(4)
Current Coffee Trading Multiple
7.0x(5)

Source: Capital IQ

(1) *Includes AcBel Polytech, Schaffner Holding, Delta Electronics, Bel Fuse, XP Power, TDK Corporation, Cosel, and CyberPower Systems; from Nov 30, 2009 the index doesn't reflect Schaffner due to unusual trends; from July 17, 2006 to Jan 14, 2008 the index excludes AcBel due to AcBel's unusual trends; CyberPower is not listed on the exchange until April 24, 2008*

(2) *Includes Danaher, Parker – Hannifin, Woodward, Moog, Nidec and Allied Motion Technologies*

(3) *Indicates EV/EBITDA multiple as of 7/10/15*

(4) *Capital IQ multiple does not account for the environmental liability or the updated cash balance*

(5) *Current trading multiple that reflects the public information on the LTM financial performance, environmental liability and cash balance from Coffee's 10-Q dated 3/31/2015*

HOULIHAN LOKEY | 11

Selected Public Market Observations

Shareholder Ownership Information

Top 30 Institutional Holders

Institution	Investment Style	Change From 6/30/2014	Latest Filing Position	Volume Change	3/31/2015 Position	Volume Change	12/31/2014 Position	Volume Change	9/30/2014 Position	Volume Change	6/30/2014 Position
Steel Partners LLC	Growth	-	994,840	-	994,840	-	994,840	-	994,840	-	994,840
GAMCO Investors, Inc. (NYSE:GBL)[1]	Blend	(175,651)	409,540	(115,443)	524,983	(2,600)	527,583	(4,857)	532,440	(52,751)	585,191
Teton Advisors, Inc (OTCPK:TETA.A)[1]	Growth	(2,148)	270,600	-	270,600	-	270,600	-	270,600	(2,148)	272,748
Dimensional Fund Advisors LP	GARP	4,043	254,056	-	254,056	(15)	254,071	4,058	250,013	-	250,013
Wellington Management Group LLP	GARP	(126,783)	213,604	-	213,604	-	213,604	(1,858)	215,462	(124,925)	340,387
AllianceBernstein L.P.	GARP	(5,027)	177,000	-	177,000	-	177,000	-	177,000	(5,027)	182,027
BlackRock, Inc. (NYSE:BLK)	GARP	60,151	137,526	-	137,526	(1,125)	138,651	3,689	134,962	57,587	77,375
LSV Asset Management	Value	4,683	102,387	-	102,387	4,683	97,704	-	97,704	-	97,704
Dalton, Greiner, Hartman, Maher & Co., LLC	GARP	(58,291)	84,140	-	84,140	1,848	82,292	4,798	77,494	(64,113)	141,607
RBF Capital LLC	GARP	(4,753)	83,316	-	83,316	-	83,316	3,000	80,316	-	80,316
Numeric Investors LLC	GARP	67,815	75,563	-	75,563	(8,946)	84,509	7,303	77,206	69,458	7,748
Renaissance Technologies Corp.	Growth	16,900	74,200	-	74,200	400	73,800	6,858	66,942	9,642	57,300
The Vanguard Group, Inc.	GARP	25,681	67,107	-	67,107	3,528	63,579	10,800	52,779	11,353	41,426
Acadian Asset Management, Inc.	GARP	20,991	43,743	-	43,743	(961)	44,704	9,532	35,172	12,420	22,752
Nationwide Fund Advisors	GARP	961	36,944	-	36,944	4,621	32,323	31,743	580	(35,403)	35,983
Morgan Stanley, Investment Banking and Brokerage Investm	GARP	23,134	34,079	-	34,079	(1,309)	35,388	5,406	29,982	19,037	10,945
Wilen Investment Management Corp.	Value	293	27,760	-	27,760	762	26,998	(1,456)	28,454	987	27,467
Geode Capital Management, LLC	GARP	10,430	27,048	-	27,048	696	26,352	2,672	23,680	7,062	16,618
Bridgeway Capital Management , Inc.	GARP	-	20,750	-	20,750	-	20,750	(13,350)	34,100	13,350	20,750
California Public Employees' Retirement System	GARP	(3,700)	19,052	-	19,052	(4,600)	23,652	400	23,252	500	22,752
AXA Investment Managers S.A.	GARP	7,887	18,291	-	18,291	(1,345)	19,636	7,595	12,041	1,637	10,404
Invesco Ltd. (NYSE:IVZ)	GARP	16,740	16,740	-	16,740	7,670	9,070	9,070	-	-	-
Algert Coldiron Investors, LLC	Blend	2,259	16,689	-	16,689	-	16,689	1,566	15,123	693	14,430
James Investment Research, Inc.	GARP	11,560	12,525	-	12,525	530	11,995	480	11,515	10,550	965
Ativo Capital Management, LLC	Growth	(4,897)	12,480	-	12,480	(600)	13,080	496	12,584	(4,793)	17,377
Perritt Capital Management, Inc.	GARP	11,505	11,505	-	11,505	11,505	-	-	-	-	-
RBC Global Asset Management Inc.	GARP	-	11,500	-	11,500	-	11,500	-	11,500	-	11,500
RBC Global Asset Management (U.S.) Inc.	Growth	-	11,500	-	11,500	-	11,500	-	11,500	-	11,500
BNY Mellon Asset Management	GARP	1,686	11,411	-	11,411	(76)	11,487	6,472	5,015	(4,710)	9,725
CornerCap Investment Counsel Inc.	GARP	10,695	10,695	-	10,695	2,195	8,500	-	8,500	8,500	-
			3,286,591		3,402,034		3,385,173		3,290,756		3,361,850
Top 30 as % of Total Institutional Ownership			95.50%		98.96%		98.18%		95.09%		98.67%

(1) GAMCO Investors and Teton Advisors represent the same owner of stock. The change in volume of (115,443) was from participation in the April 2015 Dutch auction tender
Source: Capital IQ

HOULIHAN LOKEY | 12

Preliminary Financial Analyses

Preliminary Financial Analyses

Selected Historical and Pro Forma Projected Financial Data - Consolidated

Historical and Projected Revenue and EBITDA(1)

(dollars in millions)	2013 [2]	2014	LTM Ended 6/30/15	2015E	2016E	2017E	2018E	2019E	CAGR 2014 to 2019E
				Fiscal Year Ending December 31,					
Pro Forma Revenues, Net	$205.4	$225.1	$222.5	$223.3	$236.4	$249.9	$262.4	$275.5	4.1%
Growth %	2.6%	9.6%		-0.8%	5.8%	5.7%	5.0%	5.0%	
Revenues, Net	$184.7	$204.4	$201.4	$212.7	$236.4	$249.9	$262.4	$275.5	6.2%
Cost of Sales (Goods Sold)	(127.6)	(140.0)	(138.0)	(143.3)	(154.9)	(162.5)	(170.6)	(179.2)	
Gross Profit	$57.1	$64.4	$63.4	$69.4	$81.5	$87.4	$91.8	$96.4	
Margin %	30.9%	31.5%	31.5%	32.6%	34.5%	35.0%	35.0%	35.0%	
General & Administrative	(15.8)	(18.4)	(19.2)	(20.4)	(21.5)	(22.0)	(22.0)	(22.5)	
R&D and Sales & Marketing	(25.7)	(25.5)	(25.6)	(27.6)	(33.2)	(34.5)	(35.0)	(36.0)	
Depreciation & Amortization	2.1	2.3	2.5	3.1	3.8	4.0	4.0	4.0	
Total Adjustments [3]	1.0	1.1	1.2	0.3	0.7	0.5	0.0	0.0	
Pro Forma Acquisition Adjustments [4]	4.0	4.0	4.3	2.5					
Pro Forma Adjusted EBITDA	$22.6	$27.9	$26.5	$27.3	$31.3	$35.4	$38.8	$41.9	8.4%
Margin %	12.2%	13.7%	13.2%	12.8%	13.3%	14.2%	14.8%	15.2%	
Growth %	22.3%	23.6%		-2.4%	14.9%	13.1%	9.4%	8.0%	
Depreciation & Amortization	(2.1)	(2.3)	(2.5)	(3.1)	(3.8)	(4.0)	(4.0)	(4.0)	
Pro Forma Adjusted EBIT	$20.5	$25.6	$24.0	$24.2	$27.5	$31.4	$34.8	$37.9	8.1%
Margin %	11.1%	12.5%	11.9%	11.4%	11.6%	12.6%	13.3%	13.7%	

(1) The Company recently acquired Torque Systems and is under LOI to acquire Davall Gears. 2013A, 2014A, LTM and 2015E are only pro forma adjusted on a revenue and EBITDA basis (i.e. not cost of sales, etc.). Projected financials fully reflect the financial impact of both acquisitions
(2) 2013 financial data was not available for the two acquisitions, 2013 were pro forma adjusted using 2014 actuals
(3) Adjustments include stock based compensation, gain or losses on asset sales, restructuring charges, environmental regulatory costs and purchase accounting adjustments
(4) Pro Forma adjustments were made to 2014 based on actual results, LTM and 2015E were adjusted based on management's estimates of annual run-rate results less the partial year results that management has included in 2015E, see Company Overview for further details
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
CAGR refers to Compound Annual Growth Rate
E refers to Estimated
LTM refers to Latest 12 Months
Source: Coffee management

HOULIHAN LOKEY | 14

Preliminary Financial Analyses

Selected Historical and Projected Financial Data – By Segment

As Reported Historical and Projected Revenue and EBITDA

($ in millions)

	Fiscal Year Ended December 31,									CAGR		
	As Reported				Pro Forma Adjusted							
	2013	2014	LTM	2015E[1]	2015PF	2016E	2017E	2018E	2019E	2012-2015E	2015E-2017F	2015E-2019F
Revenues:												
SLPE	$78.2	$78.9	$76.0	$78.1	$78.1	$82.4	$86.9	-	-	0.1%	5.5%	-
TEAL	31.2	38.7	38.2	36.0	36.0	36.8	37.6	-	-	3.3%	2.2%	-
MTE	37.6	46.6	42.6	42.0	42.0	46.3	50.5	-	-	8.8%	9.6%	-
SL-MTI	37.7	44.8	48.3	60.1	70.7	74.8	79.3	-	-	18.4%	14.9%	-
Eliminations[2]	-	(4.6)	(3.7)	(3.5)	(3.5)	(3.9)	(4.4)	-	-			
Revenues, Net	**$184.7**	**$204.4**	**$201.4**	**$212.7**	**$223.3**	**$236.4**	**$249.9**	**$262.4**	**$275.5**	5.8%	8.4%	6.7%
Consolidated Revenue Growth	2.9%	10.7%		4.0%		11.2%	5.7%	5.0%	5.0%			
SLPE Revenue Growth	0.4%	0.9%		(1.0%)		5.5%	5.5%					
TEAL Revenue Growth	(4.6%)	24.2%		(7.1%)		2.2%	2.2%					
MTE Revenue Growth	15.2%	24.1%		(9.9%)		10.2%	9.1%					
SLI-MTI Revenue Growth	4.2%	18.7%		34.1%		24.6%	6.0%					
Adj. EBITDA:												
SLPE	$7.3	$8.8	$8.7	$9.1	$9.1	$10.2	$11.3	-	-	42.4%	11.4%	-
TEAL	1.2	2.4	2.8	2.7	2.7	2.9	3.2	-	-	(0.0%)	7.4%	-
MTE	6.8	10.6	8.2	8.0	8.0	9.3	10.4	-	-	17.1%	13.8%	-
SL-MTI	7.7	7.9	9.0	11.6	14.1	16.5	18.6	-	-	19.9%	26.6%	-
Corporate[3]	(10.9)	(6.3)	(6.4)	(8.6)	(8.6)	(8.2)	(8.2)	-	-		-2.2%	-
Adjustments[4]	6.5	0.4	0.0	1.9	1.9	0.5	0.2	-	-			
Adj. EBITDA	**$18.6**	**$24.0**	**$22.3**	**$24.7**	**$27.3**	**$31.3**	**$35.4**	**$38.8**	**$41.9**	19.5%	19.7%	14.1%
Adj. EBITDA Growth	28.4%	28.6%		3.3%		26.6%	13.1%	9.6%	7.9%			
Adj. EBITDA Margin	10.1%	11.7%	11.1%	11.6%	12.2%	13.3%	14.2%	14.8%	15.2%			
SLPE EBITDA Margin	9.3%	11.2%	11.4%	11.7%		12.4%	13.0%					
TEAL EBITDA Margin	4.0%	6.2%	7.3%	7.6%		8.0%	8.4%					
MTE EBITDA Margin	18.1%	22.8%	19.2%	19.1%		20.2%	20.6%					
SLI-MTI EBITDA Margin	20.4%	17.7%	18.7%	19.3%		22.1%	23.4%					

(1) 2015E includes partial year financials for both recent acquisitions, Torque Systems & Davall Gears. Torque Systems starting from 5/22/15 and Davall starting from 7/17/15
(2) Eliminations include returns and warranties; eliminations data not available for 2013
(3) Corporate includes overhead costs not allocated in any one business unit
(4) Per Coffee management, adjustments include stock based compensation, gain or losses on asset sales, restructuring charges, environmental regulatory costs and purchase accounting adjustments
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
CAGR refers to Compound Annual Growth Rate
E refers to Estimated
LTM refers to Latest 12 Months
PF refers to Pro Forma
Source: Coffee management

HOULIHAN LOKEY | 15

Preliminary Financial Analyses Selected Segment Contribution Information Revenue Contribution (1) EBITDA Contribution (1) (1) Not including eliminations, corporate, and adjustments 42.3% $78.9 37.7% $78.1 36.1% $78.1 34.4% $82.4 34.3% $86.9 34.2% $31.2 16.9% $38.7 18.5% $36.0 16.7% $36.0 15.9% $36.8 15.3% $37.6 14.8% $37.6 20.3% $46.6 22.3% $42.0 19.4% $42.0 18.5% $46.3 19.3% $50.5 19.9% $37.7 20.4% $44.8 21.4% $60.1 27.8% $70.7 31.2% $74.8 31.1% $79.3 31.2% $78.2 2013A 2014A 2015E 2015PF 2016E 2017E $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 $0.0 SLPE TEAL MTE SL-MTI 31.7% $8.8 29.7% $9.1 28.9% $9.1 26.8% $10.2 25.2% $11.3 26.0% $1.2 5.4% $2.4 8.1% $2.7 8.7% $2.7 8.0% $2.9 7.5% $3.2 7.3% $6.8 29.5% $10.6 35.6% $8.0 25.6% $8.0 23.7% $9.3 24.0% $10.4 24.0% $7.7 33.4% $7.9 26.6% $11.6 36.8% $14.1 41.5% $16.5 42.4% $18.6 42.8% $7.3 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 450.0 $0.0 2013A 2014A 2015E 2015PF 2016E 2017E SLPE TEAL MTE SL-MTI

Preliminary Financial Analyses

Financial Comparison Pre and Post Acquisitions

December 2014 – Pre-Acquisitions Consolidated Financial Profile

($ in millions)	2014E	2015F	YoY Growth
Revenue	$201.7	$213.5	*5.9%*
Adjusted EBITDA	$22.8	$24.5	*7.4%*
Plus: Corporate Allocation / Adjustments	$6.2	$7.9	
Segment Only Adjusted EBITDA	$29.0	$32.5	*11.8%*
Adjusted EBITDA Margin %	*11.3%*	*11.5%*	

July 2015 – Post-Acquisitions Current Pro Forma Consolidated Financial Profile

($ in millions)	2014A	LTM	2015F	YoY Growth
PF Revenue	$225.1	$222.5	$223.3	*(0.8%)*
PF Adjusted EBITDA	$27.9	$26.5	$27.3	*(2.4%)*
Plus: Corporate Allocation / Adjustments	$5.8	$6.4	$6.7	
Segment Only Adjusted EBITDA	$33.8	$32.9	$34.0	*0.6%*
PF Adjusted EBITDA Margin %	*12.4%*	*11.9%*	*12.2%*	

December 2014 – Pre-Acquisitions MTI Financial Profile

($ in millions)	2014E	2015F	YoY Growth
MTI Revenue	$44.8	$49.6	*10.7%*
MTI Adjusted EBITDA	$7.9	$10.6	*33.6%*
MTI Adjusted EBITDA Margin %	*17.7%*	*21.4%*	
% MTI Adjusted EBITDA Contribution	*27.3%*	*32.7%*	

July 2015 – Post-Acquisitions Current Pro Forma Consolidated Financial Profile

($ in millions)	2014A	LTM	2015F	YoY Growth
MTI PF Revenue	$65.5	$69.4	$70.7	*7.9%*
MTI PF Adjusted EBITDA	$11.9	$13.3	$14.1	*18.4%*
MTI Adjusted PF Margin %	*18.2%*	*19.2%*	*20.0%*	
% MTI Adjusted PF EBITDA Contribution	*35.3%*	*40.4%*	*41.5%*	

Source: Coffee management

HOULIHAN LOKEY | 17

Preliminary Financial Analyses

Preliminary Financial Analysis Summary


Implied Per Share Value Reference Ranges
Illustrative
$65.0
$60.0
$55.0
$50.0
$45.0
$40.0
$35.0
$30.0
$48.59
$38.92
$50.07
$40.14
$51.82
$42.15
$46.42
$38.04
$53.49
$45.78
$47.61
$40.33
$47.82
$41.37
Current Juice Proposal: $45.00(1)
Current Coffee Share Price: $39.44(2)
Selected Companies Analysis LTM 6/30/15 Adj. EBITDA 7.0x - 8.5x
Selected Companies Analysis CY 2015E Adj. EBITDA 7.0x - 8.5x
Selected Transactions Analysis LTM 6/30/15 Adj. EBITDA 7.5x - 9.0x
Discounted Cash Flow Analysis Discount Rate 12.5% - 14.5% Gordon Growth Rate 2.5% - 3.5%
Discounted Cash Flow Analysis Discount Rate 12.5% - 14.5% Terminal Multiple 6.75x - 7.75x(3)
Sum of the Parts LTM 6/30/15 Adj. EBITDA CY 2015E Adj. EBITDA See page 28 for details
Breakup LTM 6/30/15 Adj. EBITDA CY2015E Adj. EBITDA See page 28 for details(4)

(1) Based on nominal value of the high end of Juice offer range of $43.00 / share - $45.00 / share cash and stock offer
(2) As of 7/13/15
(3) Implies a Gordon Growth Rate of between 4.6% and 4.9%
(4) Breakup valuation assumes that none of the corporate expenses are needed in connection with any of the divisions
Note: No particular weight was attributed to any single analysis
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
E refers to Estimated
CY refers to Calendar Year
LTM refers to latest twelve months
Source: Coffee management

Houlihan Lokey | 18

Preliminary Financial Analyses

Preliminary Financial Analysis Summary

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis LTM Ended 6/30/15 Pro Forma Adjusted EBITDA		Selected Companies Analysis NFY 2015 Pro Forma Adjusted EBITDA		Selected Transactions Analysis LTM Ended 6/30/15 Pro Forma Adjusted EBITDA		Discounted Cash Flow Analysis - Gordon Growth		Discounted Cash Flow Analysis - Exit Multiple	
Corresponding Base Amount	$26.5		$27.3		$26.5					
Selected Multiples Range	7.0x --	8.5x	7.0x --	8.5x	7.5x --	9.0x				
Implied Enterprise Value Reference Range	**$185.8 --**	**$225.6**	**$190.8 --**	**$231.7**	**$199.1 --**	**$238.9**	**$182.2 --**	**$216.7**	**$214.1 --**	**$245.8**
Cash as of 6/30/15 [1]	$1.9 --	$1.9	$1.9 --	$1.9	$1.9 --	$1.9	$1.9 --	$1.9	$1.9 --	$1.9
Implied Total Enterprise Value Reference Range	**$187.7 --**	**$227.6**	**$192.7 --**	**$233.6**	**$201.0 --**	**$240.8**	**$184.1 --**	**$218.6**	**$216.0 --**	**$247.7**
Total Debt as of 6/30/15 [1]	($15.0) --	($15.0)	($15.0) --	($15.0)	($15.0) --	($15.0)	($15.0) --	($15.0)	($15.0) --	($15.0)
Accrued Environmental Liability as of 6/30/15 [2]	($12.5) --	($12.5)	($12.5) --	($12.5)	($12.5) --	($12.5)	($12.5) --	($12.5)	($12.5) --	($12.5)
Deferred Compensation as of 6/30/15 [3]	($1.1) --	($1.1)	($1.1) --	($1.1)	($1.1) --	($1.1)	($1.1) --	($1.1)	($1.1) --	($1.1)
Change of Control Payments [4]	($2.5) --	($2.5)	($2.5) --	($2.5)	($2.5) --	($2.5)	($2.5) --	($2.5)	($2.5) --	($2.5)
Implied Total Equity Value Reference Range	**$156.7 --**	**$196.5**	**$161.7 --**	**$202.6**	**$169.9 --**	**$209.8**	**$153.0 --**	**$187.5**	**$184.9 --**	**$216.6**
Fully Diluted Shares Outstanding [5]	4.025 --	4.043	4.028 --	4.046	4.032 --	4.048	4.023 --	4.040	4.039 --	4.050
Implied Per Share Reference Range	$38.92 --	$48.59	$40.14 --	$50.07	$42.15 --	$51.82	$38.04 --	$46.42	$45.78 --	$53.49

(1) Debt includes balance sheet debt of $0.0 million as of 6/30/15, $15 million in debt assumed to finance the Davall acquisition and the cash includes $6.9 million of cash on the balance sheet as of 6/30/15 less $5 million in cash assumed to finance the Davall acquisition, per Coffee management
(2) Accrued environmental liability as of 6/30/15, per Coffee management
(3) Change of control payments of $2.5 million, as per the company's latest proxy statement filed on 4/28/15
(4) Deferred compensation on the balance sheet of $1.1 million as of 6/30/15 per Coffee management
(5) Represents 3.93 million common shares outstanding as of 3/31/15, per Coffee's 10-Q, dated 3/31/15 and .09 of dilutive securities which include 184K outstanding options under the principal option plan with a weighted average strike price of $19.71, using the treasury stock method. Excludes performance-based restricted stock units ("RSUs")
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
E refers to Estimated
CY refers to Calendar Year

HOULIHAN LOKEY | 19

Preliminary Financial Analyses

Illustrative Sum of the Parts and Breakup Financial Analysis Summary

(dollars in millions, except per share values)

Implied Enterprise Value Indication from Operations		Adj. EBITDA	Multiple Low		Multiple High	Sum of the Parts [1] Low		Sum of the Parts [1] High	Stock Basis [3][4]	Breakup Valuation [2] Low		Breakup Valuation [2] High
SLPE	LTM 6/30/15	$8.7	6.5x	–	7.5x	$57.7	–	$66.6	$12.5	$42.7	–	$48.7
	2015E	$9.1	6.5x	–	7.5x							
TEAL	LTM 6/30/15	$2.8	5.0x	–	6.0x	$13.8	–	$16.6	$14.6	$14.1	–	$15.9
	2015E	$2.7	5.0x	–	6.0x							
MTE	LTM 6/30/15	$8.2	8.0x	–	9.0x	$64.9	–	$75.0	$16.8	$49.0	–	$55.8
	2015E	$8.0	8.0x	–	9.5x							
SL-MTI	LTM 6/30/15	$13.3	9.0x	–	10.5x	$119.9	–	$136.9	$29.4 [6]	$89.9	–	$101.3
	2015E	$14.1	8.5x	–	9.5x							
Less: Corporate[5]	LTM 6/30/15	($6.4)	7.7x	–	8.7x	($48.5)	–	($55.1)				
	2015E	($6.7)	7.1x	–	8.1x							
Implied Enterprise Value from Operations						$207.8		$240.0		$195.7		$221.7

	Sum of the Parts Low		Sum of the Parts High	Breakup Valuation Low		Breakup Valuation High
Implied Enterprise Value from Operations	$207.8		$240.0	$195.7		$221.7
Representative Adj. EBITDA:						
LTM 6/30/15 PF [7]		$26.5			$26.5	
PF 2015E (NFY) [7]		$27.3			$27.3	
Implied Adj. EBITDA Multiples:						
LTM 6/30/15 PF	*7.8x*		*9.0x*	*7.4x*		*8.4x*
PF 2015E (NFY)	*7.6x*	–	*8.8x*	*7.2x*	–	*8.1x*
Nonoperating Assets/Liabilities:						
Add: Cash and Equivalents as of June 30, 2015 [8]		$1.9			$1.9	
Implied Enterprise Value	$209.7	–	$241.9	$197.6	–	$223.6
Less: Debt as of June 30, 2015	$15.0		$15.0	$15.0		$15.0
Less: Change of Control Costs [9]	$2.5		$2.5	$2.5		$2.5
Less: Deferred Compensation [10]	$1.1		$1.1	$1.1		$1.1
Less: Environmental Liabilites [11]	$12.5		$12.5	$12.5		$12.5
Implied Equity Value	$178.6	–	$210.9	$166.6	–	$192.5
Implied Conglomerate Discount		*10.0%*				
Implied Equity Value Less Discount	$162.4		$191.7	$166.6		$192.5
Implied Per Share Value [12]	$40.33	–	$47.61	$41.37	–	$47.82

(1) Sum of the parts for each business segment and corporate calculated as the average of LTM and NFY
(2) Breakup valuation assumes that none of the corporate expenses are needed in connection with any of the divisions
(3) As provided per management
(4) Assumes 33.1% effective tax rate per management
(5) All EBITDA adjustments are included in Corporate
(6) Stock basis as of 6/30/15 per management, does not include the stock basis of the contemplated Davall Gears acquisition
(7) Includes full annual EBITDA contribution for both transactions
(8) Cash balance as of 6/30/15, reduced by the $5.0 million in cash that is expected to be used to acquire Davall
(9) Change of control payments of $2.5 million, as per the company's latest proxy statement filed on 4/28/15
(10) Deferred compensation on the balance sheet of $1.1 million as of 6/30/15 per Coffee management
(11) Accrued amount as of 6/30/15 per documents provided by management
(12) Share count of 4.03 million as calculated using treasury stock method
LTM refers to latest twelve months
E refers to Estimated
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
Enterprise Value equals equity market value + debt outstanding + preferred stock - minority interests cash and cash equivalents

HOULIHAN LOKEY | 20

Preliminary Financial Analyses

Selected Companies Information

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2][3]	Enterprise Value [1][2]	Enterprise Value[1] to Adjusted EBITDA LTM	CY 2015E [4]	CY 2016E [4]
Power Management & Electronic Filters						
Delta Electronics Inc.	$4.94	12,127.1	11,116.4	11.3x	11.5x	10.1x
TDK Corporation	$71.40	9,276.8	9,284.8	7.5x	6.4x	5.6x
XP Power Ltd.	$24.55	471.2	469.8	10.9x	10.0x	9.3x
Bel Fuse Inc.	$22.29	263.7	406.0	6.4x	NMF	NMF
Cosel Co., Ltd.	$11.77	437.5	358.7	10.0x	9.0x	7.8x
AcBel Polytech Inc.	$0.75	396.5	315.6	7.2x	5.6x	NMF
Schaffner Holding AG	$247.69	159.1	178.2	8.1x	9.0x	7.6x
CyberPower Systems, Inc.	$2.11	171.8	128.4	7.2x	6.8x	NMF
Low				6.4x	5.6x	5.6x
High				11.3x	11.5x	10.1x
Median				7.8x	9.0x	7.8x
Mean				8.6x	8.3x	8.1x
Motion Control						
Danaher Corp.	$88.00	$63,274.3	$63,930.7	13.7x	13.7x	12.3x
Nidec Corporation	$77.75	23,179.7	23,173.8	17.3x	14.3x	12.1x
Parker-Hannifin Corporation	$113.89	16,066.7	17,429.2	8.4x	9.0x	8.8x
Woodward, Inc.	$53.19	3,547.9	4,180.1	11.0x	11.2x	10.0x
Moog Inc.	$70.39	2,752.6	3,521.5	9.9x	10.0x	9.3x
Allied Motion Technologies Inc.	$21.63	200.9	263.5	7.7x	NMF	NMF
Low				7.7x	9.0x	8.8x
High				17.3x	14.3x	12.3x
Median				10.5x	11.2x	10.0x
Mean				11.4x	11.6x	10.5x
Low				6.4x	5.6x	5.6x
High				17.3x	14.3x	12.3x
Median				9.2x	9.5x	9.3x
Mean				9.8x	9.7x	9.3x

Note: No company used in this analysis for comparative purposes is identical to the Company.

(1) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents

(2) Based on closing prices as of 7/13/15

(3) Based on common shares

(4) Multiples based on forward-looking financial information may have been calendarized to the Company's fiscal year end

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items

LTM refers to the mostly recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months

CY refers to calendar year

E refers to Estimated

NMF refers to not meaningful figure

Sources: SEC filings, CapIQ, Bloomberg

HOULIHAN LOKEY | 21

Preliminary Financial Analyses

Selected Transactions Information

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Revenue	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
12/15/2014	12/13/2014	Domestic Subsidiaries And Foreign Subsidiaries of Emerson Network Power	Regal Beloit Corporation	$1,440.0	$600.0	NA	NA
6/26/2014	11/5/2014	S.C.Retrasib S.A. Sibiu	Starkstrom-Gerätebau GmbH	$16.9	$13.5	9.5x	13.1%
6/5/2014	7/17/2014	Noratel AS	Acal plc	$122.5	$132.3	7.4x	12.6%
5/16/2014	5/16/2014	Emerson Network Power Inc. and Emerson Network Power Ltd.	Bel Fuse Inc.	$90.7	NA	NA	NA
4/28/2014	4/25/2014	ABB Power One Solutions	Bel Fuse Inc.	$110.0	$251.5	NA	NA
4/3/2014	9/30/2014	Custom Sensors & Technologies, Inc.	The Carlyle Group; PAI	$900.0	$600.0	NA	NA
9/9/2013	12/9/2013	Molex Incorporated	Koch Industries, Inc	$6,740.0	$3,620.4	11.2x	16.6%
8/22/2013	8/22/2013	Globe Motors, Inc.	Allied Motion Technologies Inc.	$90.0	$106.5	NA	NA
8/6/2013	7/31/2013	Artesyn Technologies, Inc. (nka:Artesyn Embedded Technologies Inc.)	Platinum Equity, LLC	$588.2	$1,400.0	NA	NA
4/22/2013	4/21/2013	Power-One Inc.	ABB Ltd.	$656.4	$1,001.4	5.8x	11.2%
3/8/2013	4/4/2013	Groupe Myrra	Acal plc	$10.5	$23.0	5.0x	9.1%
4/12/2012	4/12/2012	Applied Kilovolts Group Holdings Limited	ITT Exelis Geospatial Systems	$24.0	$13.2	NA	NA
1/30/2012	5/16/2012	Thomas & Betts Corp	ABB Control Inc.	$3,879.4	$2,297.5	10.1x	16.8%
12/12/2011	2/28/2012	Newave Energy Holding SA	ABB Schweiz AG	$166.1	$89.0	11.9x	15.7%
7/28/2011	7/28/2011	Martek Power, Inc.	Cooper Bussmann, Inc.	$130.0	$90.0	NA	NA
5/30/2011	5/30/2011	Luminous Power Technology Pvt Ltd	Schneider Electric India Private	$476.3	$245.7	16.0x	12.1%
5/24/2011	5/24/2011	Animatics Corporation	Moog Inc.	$19.1	$15.0	NA	NA
3/28/2011	6/1/2011	Spectrum Control, Inc.	API Technologies Corp.	$269.9	$167.3	9.2x	17.5%
1/13/2011	1/13/2011	Lineage Power Holdings, Inc.	General Electric Company	$520.0	$450.0	NA	NA
1/7/2011	5/20/2011	Schneider Electric President Systems Limited	Schneider Electric South East	$280.8	$303.2	9.3x	9.9%
Low				$10.5	$13.5	5.0x	9.1%
High				$6,740.0	$3,620.4	16.0x	17.5%
Median				$218.0	$149.8	9.8x	14.4%
Mean				$1,260.1	$720.4	10.0x	14.2%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.
(1) Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement
(2) Based on reported metric for the most recent LTM period prior to the announcement of the transaction
Adjusted EBITDA refers to Earnings Before Interest, Taxes, and Depreciation & Amortization, adjusted for certain non-recurring items.
LTM refers to the most recently completed 12-month period for which financial information has been made public
NA refers to not available
Sources: SEC Filings, Press Releases, Capital IQ

HOULIHAN LOKEY | 22

Preliminary Financial Analyses

Preliminary Discounted Cash Flows – Gordon Growth

(dollars in millions, except per share values)

	Projected FYE December 31,					Terminal Value Assumptions
	2015E [1]	2016E	2017E	2018E	2019E	
Revenues, Net	$106.5	$236.4	$249.9	$262.4	$275.5	$275.5
Growth %	*-0.8%*	*5.8%*	*5.7%*	*5.0%*	*5.0%*	*0.0%*
Pro Forma Adjusted EBITDA	**$13.0**	**$31.3**	**$35.4**	**$38.8**	**$41.9**	**$41.9**
Margin %	*12.8%*	*13.3%*	*14.2%*	*14.8%*	*15.2%*	*15.2%*
Depreciation & Amortization	(1.5)	(3.8)	(4.0)	(4.0)	(4.0)	(4.0)
Pro Forma Adjusted EBIT	**$11.5**	**$27.5**	**$31.4**	**$34.8**	**$37.9**	**$37.9**
Taxes [2]	(3.8)	(9.1)	(10.4)	(11.5)	(12.5)	(12.5)
Unlevered Earnings	**$7.7**	**$18.4**	**$21.0**	**$23.3**	**$25.3**	**$25.3**
Depreciation & Amortization	1.5	3.8	4.0	4.0	4.0	4.0
Capital Expenditures	(1.6)	(4.2)	(4.8)	(5.0)	(5.3)	(4.0)
Change in Net Working Capital	(4.5)	(2.7)	(2.7)	(2.1)	(1.7)	(1.7)
Unlevered Free Cash Flows	**$3.1**	**$15.3**	**$17.6**	**$20.1**	**$22.4**	**$23.7**

PV of Terminal Value as a % of Enterprise Value

Discount Rate [3]	2.50%	3.00%	3.50%
12.5%	72.1%	73.2%	74.4%
13.0%	71.0%	72.1%	73.2%
13.5%	69.9%	70.9%	72.0%
14.0%	68.8%	69.8%	70.9%
14.5%	67.7%	68.7%	69.8%

Implied 2019E Adjusted EBITDA Terminal Multiple [6]

Discount Rate [3]	2.50%	3.00%	3.50%
12.5%	6.1x	6.5x	6.9x
13.0%	5.9x	6.2x	6.5x
13.5%	5.6x	5.9x	6.2x
14.0%	5.4x	5.7x	6.0x
14.5%	5.2x	5.4x	5.7x

Discount Rate [3]	Present Value of Cash Flows (2015E - 2019E)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2019E Unlevered Free Cash Flow			=	Implied Enterprise Value			-	Net Debt [and Other] [4]	=	Implied Total Equity Value			=	Implied Equity Value Per Share [5]		
			2.50%	3.00%	3.50%		2.50%	3.00%	3.50%				2.50%	3.00%	3.50%		2.50%	3.00%	3.50%
12.5%	$58.7		$151.9	$160.7	$170.4		$210.6	$219.4	$229.1		$29.2		$181.4	$190.2	$199.9		$44.94	$47.07	$49.43
13.0%	$58.1		$142.1	$150.0	$158.6		$200.2	$208.0	$216.7		$29.2		$171.0	$178.9	$187.5		$42.42	$44.32	$46.42
13.5%	$57.5	+	$133.3	$140.3	$148.1	=	$190.8	$197.8	$205.6	-	$29.2	=	$161.6	$168.7	$176.4	=	$40.13	$41.84	$43.71
14.0%	$56.9		$125.3	$131.6	$138.6		$182.2	$188.5	$195.5		$29.2		$153.0	$159.4	$166.3		$38.04	$39.58	$41.26
14.5%	$56.3		$118.0	$123.7	$130.0		$174.3	$180.1	$186.3		$29.2		$145.2	$150.9	$157.1		$36.13	$37.52	$39.04

Note: Present values as of 7/13/15; mid-year convention applied
(1) Represents stub period between 7/13/15 and 12/31/15
(2) Assumes 33.1% effective tax rate per management guidance
(3) Refer to the Appendix for WACC calculation
(4) Net debt includes balance sheet debt of $0.0 as of 6/30/15, $15 million in debt assumed to finance the Davall acquisition and cash balance of $6.9 million as of 6/30/15 less $5 million in cash assumed to finance the Davall acquisition and $12.5 million in accrued environmental liability as of 6/30/15. It excludes $2.7 million in projected environmental spend in 2019 and beyond
(5) Represents 3.93 million common shares outstanding as of 4/27/15, per Coffee's 10-Q, dated 3/31/15 and .09 of dilutive securities which include 184K outstanding options under the principal option plan with a weighted average strike price of $19.71
(6) Implied from corresponding discount rate and perpetual growth rate applied to 2019 unlevered free cash flow
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
E refers to estimated
NMF refers to not meaningful figure
Source: Coffee management projections

HOULIHAN LOKEY | 23

 Preliminary Financial Analyses Illustrative Discounted Cash Flows – Terminal Multiple (dollars in millions, except per share values) Projected FYE December 31, 2015E [1] 2016E 2017E 2018E 2019E Revenues, Net $106.5 $236.4 $249.9 $262.4 $275.5 Growth % -0.8% 5.8% 5.7% 5.0% 5.0% Pro Forma Adjusted EBITDA $13.0 $31.3 $35.4 $38.8 $41.9 Margin % 12.2% 13.3% 14.2% 14.8% 15.2% Depreciation & Amortization (1.5) (3.8) (4.0) (4.0) (4.0) Implied Perpetual Pro Forma Adjusted EBIT $11.5 $27.5 $31.4 $34.8 $37.9 Growth Rate [6] Taxes [2] (3.8) (9.1) (10.4) (11.5) (12.5) Discount Rate [3] 6.75x 7.25x 7.75x Unlevered Earnings $7.7 $18.4 $21.0 $23.3 $25.3 12.5% 3.3% 3.9% 4.4% Depreciation & Amortization 1.5 3.8 4.0 4.0 4.0 13.0% 3.8% 4.3% 4.9% Capital Expenditures (1.6) (4.2) (4.8) (5.0) (5.3) 13.5% 4.2% 4.8% 5.3% Change in Net Working Capital (4.5) (2.7) (2.7) (2.1) (1.7) 14.0% 4.6% 5.2% 5.8% Unlevered Free Cash Flows $3.1 $15.3 $17.6 $20.1 $22.4 14.5% 5.1% 5.7% 6.2% Discount Rate [3] 12.5% 13.0% 13.5% 14.0% 14.5% PV of Terminal Value as a % of Enterprise Value 6.75x 7.25x 7.75x 74.0% 75.3% 76.5% 73.8% 75.1% 76.4% 73.6% 75.0% 76.2% 73.4% 74.8% 76.0% 73.2% 74.6% 75.9% Note: Present values as of 7/13/15; mid-year convention applied (1) Represents stub period between 7/13/15 and 12/31/15 (2) Assumes 33.1% effective tax rate per management guidance (3) Refer to the Appendix for WACC calculation (4) Net debt includes balance sheet debt of $0.0 as of 6/30/15, $15 million in debt assumed to finance the Davall acquisition and cash balance of $6.9 million as of 6/30/15 less $5 million in cash assumed to finance the Davall acquisition and $12.5 million in accrued environmental liability as of 6/30/15. It excludes $2.7 million in projected environmental spend in 2019 and beyond (5) Represents 3.93 common shares outstanding as of 4/27/15, per Coffee's 10-Q, dated 3/31/15 and .09 of dilutive securities which include 184K outstanding options under the principal option plan with a weighted average strike price of $19.71 (6) Implied from corresponding discount rate and 2019E Pro Forma Adjusted EBITDA multiple Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items E refers to estimated NMF refers to not meaningful figure Source: Coffee management projections Implied Equity Value Per Share [5] 6.75x 7.25x 7.75x $48.55 $51.55 $54.55 $47.61 $50.55 $53.49 $46.68 $49.57 $52.45 $45.78 $48.61 $51.44 $44.90 $47.67 $50.44

Appendix

 Appendix Weighted Average Cost of Capital Calculation

Weighted Average Cost of Capital Calculation Preliminary Weighted Average Cost of Capital Summary Market Capital Structure Cost of Equity for Assumptions Assumptions Computed WACC Risk-Free Rate of Return [1] 2.91% Debt to Total Capitalization [5] 13.4% Selected Unlevered Beta [6] 0.94 Equity Risk Premium [2] 6.25% Preferred Stock to Total Capitalization [5] 0.0% Computed Levered Beta [7] 1.04 Size Premium [3] 5.78% Equity Market Value to Total Capitalization [5] 86.6% Cost of Equity [8] 15.2% Tax Rate [4] 33.10% Debt to Equity Market Value 15.5% Preferred Stock to Equity Market Value 0 Cost of Debt [5] 2.3% Cost of Preferred Stock [5] 0.0% Computed Weighted Average Cost of Capital [9] 13.4% Selected Weighted Average Cost of Capital Range 12.5% - - 14.5% Preliminary Weighted Average Cost of Capital Summary Weighted Average Cost of Capital Calculation 27 (1) Risk-Free Rate of Return as of 7/13/15, based on 20-year U.S. Treasury Bond Yield (2) Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials (3) 2015 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7 (4) Per Coffee management (5) Based on review of corresponding metrics of selected companies and the mean cost of debt of those companies as listed on the next slide (6) Based on review of selected companies’ unlevered betas listed on the next slide (7) Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions (8) Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions (9) Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and Market and Capital Structure Assumptions Sources: Capital IQ, Bloomberg, Public Filings

Weighted Average Cost of Capital Calculation

Preliminary Selected Companies WACC Analysis

(dollars in millions)

Selected Company	Debt [1]	Preferred Stock [2]	Equity Market Value [3]	Total Capitalization [4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Danaher Corp.	$3,097.7	$0.0	$63,274.3	$66,372.0	4.9%	4.7%	0.0%	0.0%	95.3%
Parker-Hannifin Corporation	3,390.1	0.0	16,066.7	19,456.7	21.1%	17.4%	0.0%	0.0%	82.6%
Delta Electronics Inc.	1,047.6	0.0	12,127.1	13,174.7	8.6%	8.0%	0.0%	0.0%	92.0%
Woodward, Inc.	713.0	0.0	3,547.9	4,260.9	20.1%	16.7%	0.0%	0.0%	83.3%
Moog Inc.	1,030.5	0.0	2,752.6	3,783.2	37.4%	27.2%	0.0%	0.0%	72.8%
Allied Motion Technologies Inc.	73.7	0.0	200.9	274.6	36.7%	26.8%	0.0%	0.0%	73.2%
AcBel Polytech Inc.	23.8	0.0	396.5	420.3	6.0%	5.7%	0.0%	0.0%	94.3%
Schaffner Holding AG	44.0	0.0	159.1	203.1	27.7%	21.7%	0.0%	0.0%	78.3%
CyberPower Systems, Inc.	19.3	0.0	171.8	191.1	11.2%	10.1%	0.0%	0.0%	89.9%
Bel Fuse Inc.	220.9	0.0	263.7	484.7	83.8%	45.6%	0.0%	0.0%	54.4%
XP Power Ltd.	3.9	0.0	471.2	475.1	0.8%	0.8%	0.0%	0.0%	99.2%
Cosel Co., Ltd.	0.0	0.0	437.5	437.5	0.0%	0.0%	0.0%	0.0%	100.0%
TDK Corporation	2,174.8	0.0	9,276.8	11,451.6	23.4%	19.0%	0.0%	0.0%	81.0%
Nidec Corporation	2,115.7	0.0	23,179.7	25,295.4	9.1%	8.4%	0.0%	0.0%	91.6%
Median	$467.0	$0.0	$1,611.9	$2,133.9	15.7%	13.4%	0.0%	0.0%	86.6%
Mean	$996.8	$0.0	$9,451.8	$10,448.6	20.8%	15.1%	0.0%	0.0%	84.9%
Coffee	0.0	0.0	158.8	158.8	0.0%	0.0%	0.0%	0.0%	100.0%

Selected Company	Levered Beta [5]	Unlevered Beta [6]	Equity Risk Premium [7]	Size Premium [8]	Cost of Equity [9]	Cost of Debt [10]	Cost of Preferred Stock [11]	WACC [12]
Danaher Corp.	1.10	1.06	6.25%	-0.36%	9.4%	3.7%	0.0%	9.1%
Parker-Hannifin Corporation	1.53	1.34	6.25%	0.63%	13.1%	4.3%	0.0%	11.3%
Delta Electronics Inc.	1.00	0.95	6.25%	0.63%	9.8%	1.3%	0.0%	9.1%
Woodward, Inc.	1.56	1.38	6.25%	1.60%	14.3%	4.1%	0.0%	12.3%
Moog Inc.	1.34	1.07	6.25%	1.60%	12.9%	2.8%	0.0%	9.9%
Allied Motion Technologies Inc.	0.88	0.70	6.25%	5.78%	14.2%	7.3%	0.0%	11.7%
AcBel Polytech Inc.	1.15	1.10	6.25%	2.69%	12.8%	1.2%	0.0%	12.1%
Schaffner Holding AG	0.63	0.53	6.25%	5.78%	12.6%	0.8%	0.0%	10.0%
CyberPower Systems, Inc.	0.49	0.46	6.25%	5.78%	11.8%	1.3%	0.0%	10.7%
Bel Fuse Inc.	1.46	0.93	6.25%	5.78%	17.8%	2.7%	0.0%	10.5%
XP Power Ltd.	0.57	0.56	6.25%	2.69%	9.1%	2.3%	0.0%	9.1%
Cosel Co., Ltd.	0.87	0.87	6.25%	2.69%	11.0%	0.0% *	0.0%	11.0%
TDK Corporation	1.18	1.02	6.25%	0.91%	11.2%	0.6%	0.0%	9.2%
Nidec Corporation	0.74	0.70	6.25%	0.63%	8.2%	1.7%	0.0%	7.6%
Median	1.05	0.94			12.2%	2.3%	0.0%	10.3%
Mean	1.04	0.91			12.0%	2.6%	0.0%	10.3%
Coffee	0.76	0.76	6.25%	5.78%	13.4%	1.4%	0.0%	13.4%

Note: No company used in this analysis for comparative purposes is identical to the Company; Asterisk denotes figure was excluded from the analysis

(1) Debt amount based on most recent public filing as of 7/13/15

(2) Preferred stock amount as stated in most recent public filing] as of 7/13/15

(3) Equity market value based on closing price on 7/13/15 and on reported fully-diluted shares as of 7/13/15

(4) Total capitalization equal to equity market value + debt outstanding + preferred stock

(5) Observed Levered beta based on Coffee's actual levered beta, per Bloomberg 5 year weekly beta as of 7/10/15

*(6) Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value))*

(7) Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials

(8) 2015 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7

*(9) Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 7/13/15, based on 20-year U.S. Treasury Bond Yield*

(10) Based on selected company weighted average interest rate per most recent public filings

(11) Based on selected company weighted average preferred dividend per most recent public filings

*(12) Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization)*

Sources: Capital IQ, Bloomberg, Public Filings

HOULIHAN LOKEY | 28

Appendix Benchmarking

Benchmarking

Selected Companies Benchmarking

Size (LTM Revenue, millions)	
Power Management & Electronic Filters	
TDK Corporation	$8,773.8
Delta Electronics Inc.	$6,138.5
AcBel Polytech Inc.	$771.4
Bel Fuse Inc.	$605.9
Schaffner Holding AG	$226.0
Coffee	$201.4
Cosel Co., Ltd.	$177.6
CyberPower Systems, Inc.	$170.9
XP Power Ltd.	$157.1
SLPE	$76.0
MTE	$42.6
TEAL	$38.2
Motion Control	
Danaher Corp.	$20,124.4
Parker-Hannifin Corporation	$13,092.7
Nidec Corporation	$8,334.8
Moog Inc.	$2,622.9
Woodward, Inc.	$2,070.6
Allied Motion Technologies Inc.	$248.8
Coffee	$201.4
SL-MTI	$48.3

Size [1] (Enterprise Value as of 7/13/15, millions)	
Power Management & Electronic Filters	
Delta Electronics Inc.	$11,116.4
TDK Corporation	$9,284.8
XP Power Ltd.	$469.8
Bel Fuse Inc.	$406.0
Cosel Co., Ltd.	$358.7
AcBel Polytech Inc.	$315.6
Schaffner Holding AG	$178.2
CyberPower Systems, Inc.	$128.4
Motion Control	
Danaher Corp.	$63,930.7
Nidec Corporation	$23,173.8
Parker-Hannifin Corporation	$17,429.2
Woodward, Inc.	$4,180.1
Moog Inc.	$3,521.5
Allied Motion Technologies Inc.	$263.5

Historical Growth [2][3] (CY 2012 to CY 2014 Revenue)	
Power Management & Electronic Filters	
Cosel Co., Ltd.	44.6%
TDK Corporation	29.5%
MTE	19.6%
TEAL	8.8%
Schaffner Holding AG	8.7%
Coffee	6.7%
Delta Electronics Inc.	5.4%
XP Power Ltd.	3.8%
CyberPower Systems, Inc.	3.2%
SLPE	0.6%
AcBel Polytech Inc.	-0.6%
Bel Fuse Inc.	NA
Motion Control	
Nidec Corporation	36.4%
Allied Motion Technologies Inc.	9.4%
SL-MTI	7.3%
Coffee	6.7%
Danaher Corp.	4.4%
Woodward, Inc.	3.7%
Moog Inc.	2.3%
Parker-Hannifin Corporation	-0.3%

Historical Growth [3][4] (CY 2013 to CY 2014 Revenue)	
Power Management & Electronic Filters	
TEAL	24.2%
MTE	24.1%
TDK Corporation	11.5%
Coffee	10.7%
Cosel Co., Ltd.	10.3%
Delta Electronics Inc.	7.7%
Schaffner Holding AG	7.4%
CyberPower Systems, Inc.	6.2%
SLPE	0.9%
XP Power Ltd.	0.0%
AcBel Polytech Inc.	-2.1%
Bel Fuse Inc.	-9.2%
Motion Control	
Nidec Corporation	18.8%
Allied Motion Technologies Inc.	13.6%
SL-MTI	12.1%
Coffee	10.7%
Danaher Corp.	4.2%
Woodward, Inc.	3.8%
Moog Inc.	0.0%
Parker-Hannifin Corporation	-0.9%

Projected Growth [3] (CY 2014 to CY 2015 Revenue)	
Power Management & Electronic Filters	
CyberPower Systems, Inc.	13.6%
XP Power Ltd.	9.1%
TDK Corporation	9.0%
Cosel Co., Ltd.	7.3%
Delta Electronics Inc.	6.6%
AcBel Polytech Inc.	5.4%
Coffee	4.0%
Schaffner Holding AG	1.0%
SLPE	-1.0%
Bel Fuse Inc.	-2.0%
TEAL	-7.1%
MTE	-9.9%
Motion Control	
Nidec Corporation	17.5%
SL-MTI	7.9%
Woodward, Inc.	5.5%
Coffee	4.0%
Danaher Corp.	3.2%
Parker-Hannifin Corporation	-2.1%
Moog Inc.	-2.6%
Allied Motion Technologies Inc.	NA

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Based on public trading prices of common stock.
2. Coffee CY 2012 Revenue is pro forma adjusted using 2014 revenue from both transactions due to a lack of historical financial data on the two acquisitions
3. Pro forma for Davall & Torque acquisitions
4. Coffee CY 2013 Revenue is pro forma adjusted using 2014 revenue from both transactions due to a lack of historical financial data on the two acquisitions
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.
NA refers to not available.
Sources: Public Company Filings, Wall Street Equity Research, Bloomberg Consensus Estimates and Capital IQ.

HOULIHAN LOKEY | 30

Benchmarking

Selected Companies Benchmarking (cont.)

Projected Growth [1] (CY 2015E to CY 2016E Adjusted Revenue)	
Power Management & Electronic Filters	
MTE	10.2%
Bel Fuse Inc.	9.1%
Delta Electronics Inc.	8.4%
Cosel Co., Ltd.	6.2%
TDK Corporation	6.1%
Coffee	5.8%
SLPE	5.5%
XP Power Ltd.	5.4%
Schaffner Holding AG	5.1%
TEAL	2.2%
AcBel Polytech Inc.	-4.6%
CyberPower Systems, Inc.	NA
Motion Control	
Nidec Corporation	10.7%
Woodward, Inc.	8.0%
Danaher Corp.	7.1%
Coffee	5.8%
SL-MTI	5.8%
Moog Inc.	3.0%
Parker-Hannifin Corporation	1.5%
Allied Motion Technologies Inc.	NA

Projected Growth [1] (CY 2014 to CY 2016E Adjusted Revenue)	
Power Management & Electronic Filters	
TDK Corporation	7.5%
Delta Electronics Inc.	7.5%
XP Power Ltd.	7.2%
Cosel Co., Ltd.	6.7%
Bel Fuse Inc.	3.4%
Schaffner Holding AG	3.1%
Coffee	2.5%
SLPE	2.2%
AcBel Polytech Inc.	0.3%
MTE	-0.4%
TEAL	-2.5%
CyberPower Systems, Inc.	NA
Motion Control	
Nidec Corporation	14.1%
SL-MTI	6.9%
Woodward, Inc.	6.8%
Danaher Corp.	5.1%
Coffee	2.5%
Moog Inc.	0.2%
Parker-Hannifin Corporation	-0.3%
Allied Motion Technologies Inc.	NA

Historical Growth [1][2] (CY 2012 to CY 2014 Adjusted EBITDA)	
Power Management & Electronic Filters	
SLPE	67.6%
Cosel Co., Ltd.	54.5%
MTE	45.5%
TDK Corporation	38.8%
Coffee	22.9%
Schaffner Holding AG	20.8%
Delta Electronics Inc.	11.2%
XP Power Ltd.	9.0%
CyberPower Systems, Inc.	-2.0%
AcBel Polytech Inc.	-5.7%
TEAL	-6.3%
Bel Fuse Inc.	NA
Motion Control	
Nidec Corporation	90.9%
Allied Motion Technologies Inc.	26.2%
Coffee	22.9%
Woodward, Inc.	8.9%
SL-MTI	5.5%
Danaher Corp.	4.7%
Moog Inc.	1.3%
Parker-Hannifin Corporation	-0.3%

Historical Growth [1][3] (CY 2013 to CY 2014 Adjusted EBITDA)	
Power Management & Electronic Filters	
Bel Fuse Inc.	232.5%
TEAL	93.5%
MTE	56.5%
TDK Corporation	25.8%
Coffee	23.6%
SLPE	21.2%
Schaffner Holding AG	19.8%
Cosel Co., Ltd.	13.5%
Delta Electronics Inc.	9.4%
XP Power Ltd.	6.1%
CyberPower Systems, Inc.	-0.7%
AcBel Polytech Inc.	-14.6%
Motion Control	
Allied Motion Technologies Inc.	42.1%
Nidec Corporation	39.0%
Coffee	23.6%
Woodward, Inc.	11.3%
Danaher Corp.	5.7%
Parker-Hannifin Corporation	3.3%
SL-MTI	2.1%
Moog Inc.	-1.1%

Projected Growth [1] (CY 2014 to CY 2015E Adjusted EBITDA)	
Power Management & Electronic Filters	
TDK Corporation	24.8%
AcBel Polytech Inc.	24.7%
TEAL	13.8%
CyberPower Systems, Inc.	13.7%
Cosel Co., Ltd.	11.6%
XP Power Ltd.	8.9%
SLPE	2.9%
Coffee	-2.4%
Delta Electronics Inc.	-4.6%
Schaffner Holding AG	-11.7%
MTE	-24.2%
Bel Fuse Inc.	NA
Motion Control	
Nidec Corporation	27.2%
SL-MTI	18.4%
Woodward, Inc.	4.7%
Danaher Corp.	0.8%
Parker-Hannifin Corporation	-0.1%
Coffee	-2.4%
Moog Inc.	-3.6%
Allied Motion Technologies Inc.	NA

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Pro forma for Davall & Torque acquisitions
2. Coffee CY 2012 Revenue is pro forma adjusted using 2014 revenue from both transactions due to a lack of historical financial data on the two acquisitions
3. Coffee CY 2013 Revenue is pro forma adjusted using 2014 revenue from both transactions due to a lack of historical financial data on the two acquisitions
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.
NA refers to not available.
Sources: Public Company Filings, Wall Street Equity Research, Bloomberg Consensus Estimates and Capital IQ.

HOULIHAN LOKEY | 31

Benchmarking

Selected Companies Benchmarking (cont.)

Projected Growth [1] (CY 2015 to CY 2016 Adjusted EBITDA)	
Power Management & Electronic Filters	
Schaffner Holding AG	18.8%
MTE	16.2%
Cosel Co., Ltd.	15.3%
Coffee	14.9%
Delta Electronics Inc.	14.6%
TDK Corporation	14.1%
SLPE	12.1%
XP Power Ltd.	7.9%
TEAL	7.3%
AcBel Polytech Inc.	NA
CyberPower Systems, Inc.	NA
Bel Fuse Inc.	NA
Motion Control	
Nidec Corporation	18.4%
SL-MTI	17.0%
Coffee	14.9%
Danaher Corp.	11.4%
Woodward, Inc.	11.0%
Moog Inc.	8.3%
Parker-Hannifin Corporation	3.0%
Allied Motion Technologies Inc.	NA

Projected Growth [1] (CY 2014 to CY 2016 Adjusted EBITDA)	
Power Management & Electronic Filters	
TDK Corporation	19.3%
Cosel Co., Ltd.	13.4%
TEAL	10.5%
XP Power Ltd.	8.4%
SLPE	7.4%
Coffee	5.9%
Delta Electronics Inc.	4.6%
Schaffner Holding AG	2.4%
MTE	-6.2%
Bel Fuse Inc.	NA
CyberPower Systems, Inc.	NA
AcBel Polytech Inc.	NA
Motion Control	
Nidec Corporation	22.7%
SL-MTI [1]	17.7%
Woodward, Inc.	7.8%
Danaher Corp.	5.9%
Coffee	5.9%
Moog Inc.	2.2%
Parker-Hannifin Corporation	1.4%
Allied Motion Technologies Inc.	NA

Profitability (LTM Adjusted EBIT to LTM Revenue)	
Power Management & Electronic Filters	
XP Power Ltd.	24.3%
Cosel Co., Ltd.	16.4%
Delta Electronics Inc.	12.1%
Coffee	11.9%
CyberPower Systems, Inc.	9.2%
TDK Corporation	6.7%
Bel Fuse Inc.	6.6%
Schaffner Holding AG	6.4%
AcBel Polytech Inc.	3.5%
TEAL	NA
MTE	NA
SLPE	NA
Motion Control	
Danaher Corp.	18.4%
Woodward, Inc.	14.6%
Parker-Hannifin Corporation	13.3%
Coffee	11.9%
Nidec Corporation	10.9%
Allied Motion Technologies Inc.	10.8%
Moog Inc.	9.4%
SL-MTI	NA

Profitability [1] (LTM Adjusted EBITDA to LTM Revenue)	
Power Management & Electronic Filters	
XP Power Ltd.	27.4%
Cosel Co., Ltd.	20.1%
MTE	19.2%
Delta Electronics Inc.	16.0%
TDK Corporation	14.1%
Coffee	13.2%
SLPE	11.4%
Bel Fuse Inc.	10.5%
CyberPower Systems, Inc.	10.5%
Schaffner Holding AG	9.8%
TEAL	7.3%
AcBel Polytech Inc.	5.7%
Motion Control	
Danaher Corp.	23.1%
SL-MTI	19.2%
Woodward, Inc.	18.3%
Nidec Corporation	16.1%
Parker-Hannifin Corporation	15.8%
Allied Motion Technologies Inc.	13.7%
Moog Inc.	13.5%
Coffee	13.2%

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Power Management & Electronic Filters	
TDK Corporation	52.6%
AcBel Polytech Inc.	37.8%
Bel Fuse Inc.	37.6%
Schaffner Holding AG	33.9%
Delta Electronics Inc.	24.6%
Cosel Co., Ltd.	18.4%
CyberPower Systems, Inc.	12.2%
XP Power Ltd.	11.2%
Coffee	9.5%
TEAL	NA
MTE	NA
SLPE	NA
Motion Control	
Nidec Corporation	32.3%
Moog Inc.	30.4%
Allied Motion Technologies Inc.	21.6%
Danaher Corp.	20.6%
Woodward, Inc.	20.0%
Parker-Hannifin Corporation	15.5%
Coffee	9.5%
SL-MTI	NA

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Pro forma for Davall & Torque acquisitions
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
Depr refers to Depreciation
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months
NA refers to not available
Sources: Public Company Filings, Wall Street Equity Research, Bloomberg Consensus Estimates and Capital IQ

HOULIHAN LOKEY | 32

Appendix Changes Since 2014 Sale Process

Changes Since 2014 Sale Process Selected Changes to Business Performance and Financial Analyses The items listed below are changes in business performance, projections and assumptions and methodologies that have changed since HL’s Preliminary Discussion Materials for the Special Committee dated December 2014  Business, Financial Conditions, or Prospects of the Company(1)  The Company’s FY2014 actual performance (for the fiscal year ended December 31) was slightly better than projected as of December 2014 with actual revenue of $204.4 million versus $201.7 million and actual adjusted EBITDA of $24.0 million versus $22.8 million  For the first quarter ended March 31, 2015, the Company:  Reported net sales of $46.7 million, down slightly from the Q1 2015 budget of $49.3 million  Generated Adjusted EBITDA from continuing operations of $4.9 million, up slightly from the Q1 2015 budget of $4.1 million  Anticipates full-year net sales and adjusted EBITDA from continuing operations in the ranges of $189 to $231 million and $22 to $28 million, respectively  On May 22, 2015 the Company completed the acquisition of Torque Systems, a provider of engineered motion control and automation products, including AC servo motors, DC servo motors, incremental encoders. Torque will be integrated with the Company’s SL-MTI business unit as is expected to contribute 2015 pro-forma revenue and adjusted EBITDA of $8.2 million and $1.0 million, respectfully  The Company is also under LOI to acquirer a manufacturer of custom gears, gearboxes, and assemblies for the military and aerospace market. The target is expected to contribute 2015 pro-forma revenue and adjusted EBITDA of $13.1 million and $3.7 million, respectfully. The Company is in the final stages of confirmatory diligence with the target with an anticipated closing to occur in mid-tolate July 2015  Since the last process the Company has paid down the accrued environmental liability from $18.2 million in December 2014 down to $12.5 million and the total projected spend was reduced from $20.2 million in December 2014 down to $14.9 million  Management Projections(1)  Revenue projections were revised upward slightly to reflect the two acquisitions Growth in EBITDA is projected to accelerate due to the accretive nature of the two transactions  Changes in Financial Analyses (see the next page for further details Refined selected companies  Refined sum-of-the-parts (SOTP) approach  Refined selected companies multiple selection  Added selected transaction approach (1) Per Coffee management

Changes Since 2014 Sale Process

Recent Acquisitions

TORQUE SYSTEMS
A division of: ITT

Name: Torque Systems

Location: Billerica, MA

Description: Provider of motion control and automation products

Acquisition Rationale:
- Increased total division revenue to ~$60 million with ~$40 million in military and aerospace and ~$20 million in industrial versus current breakdown of $40 million in military and aerospace and $10 million in industrial
- Provides more market segment diversity and also more critical mass in the industrial segment, allowing SL-MTI to garner more leverage in market access through both manufacturer's reps and motion control distributors

Synergies:
- Reduced overhead costs in SG&A of ~$200 thousand per year
- Reduce cost of goods sold by ~$150 thousand per year through cheaper labor

Pro Forma Financial Summary

(dollars in thousands)	PF 2015	2015F[1]	2016F	2017F
Revenue	$8,281	$4,881	$8,800	$9,500
Pro Forma EBITDA[3]	$1,040	$576	$1,291	$1,836
% margin	*12.6%*	*11.8%*	*14.7%*	*19.3%*

DAVALL

Name: Davall Gears

Location: Welham Green Village, South Hatfield, UK

Description: Davall is a manufacturer of custom gears, gearboxes, and assemblies for the military and aerospace markets.

Acquisition Rationale:
- Allows SL-MTI to establish an operating site in the EU
- Builds a base for sales administration in the EU
- Add building blocks to product portfolio that are required to offer higher level assemblies for our customer base

Synergies:
- Reduced overhead costs in SG&A of ~$300 thousand per year
- Minor savings in cost of goods sold through lean manufacturing and lower material cost

Pro Forma Financial Summary

(dollars in thousands)	PF 2015	2015F[2]	2016F	2017F
Revenue	$13,198	$5,939	$13,925	$15,098
Pro Forma EBITDA[4]	$3,736	$1,682	$4,156	$4,797
% margin	*28.3%*	*28.3%*	*29.8%*	*31.8%*

(1) Coffee's financials in 2015F include the results of Torque Systems from 5/22/15 to 12/31/15
(2) Coffee's financials in 2015F include the results of Davall Gears from 7/17/15 to 12/31/15
(3) 2015 Pro Forma EBITDA excludes $309K in one-time costs to achieve synergies and integrate the Torque Systems business
(4) 2015 Pro Forma EBITDA excludes $760K in one-time costs to achieve synergies and integrate the Davall business
Source: Coffee management

HOULIHAN LOKEY 35

Changes Since 2014 Sale Process

Change Summary

Analysis Date	December 19, 2014		July 13, 2015	
Date Provided	December 22, 2014		July 15, 2015	
Selected Companies Analysis				
Metrics Capitalized	2014E Adj. EBITDA	2015E Adj. EBITDA	LTM Adj. EBITDA	2015E Adj. EBITDA
Multiples Selected	6.5x – 7.5x	6.4x – 7.5x	7.0x – 8.5x	7.0x – 8.5x
Adj. EBITDA Utilized	$22.8 million	$24.5 million	$26.5 million	$27.3 million
Median Multiples	8.7x	8.5x	9.2x	9.5x
Selected Company Set *(in descending order based on Enterprise Value)*	<u>Power Management:</u> Delta Electronics, TDK, AVX, Power Integrations, Methode Electronics, KEMET, Bel Fuse, XP Power, Cosel, and CyberPower Systems <u>Electronic Filters:</u> AcBel Polytech, Schaffner Holding and CyberPower Systems <u>Motion Control:</u> Danaher, Parker-Hannifin, Delta Electronics, Woodward, Moog, and Allied Motion Technologies		<u>Power Management & Electronic Filters:</u> Delta Electronics, TDK, Bel Fuse, XP Power, Cosel, Schaffner Holding and CyberPower Systems <u>Motion Control:</u> Danaher, Parker-Hannifin, Nidec, Woodward, Moog, and Allied Motion Technologies	
Selected Transactions Analysis				
Multiples Selected	NA		7.5x – 9.0x	
LTM Adj. EBITDA Utilized	NA		$26.5 million	
Median Multiples	NA		9.8x	
Discounted Cash Flow Analysis				
Discount Rate Range	14.0% - 16.0%		12.5% - 14.5%	
Terminal EBITDA	$39.5 million		$41.9 million	
Gordon Growth Rate	NA		2.5% - 3.5%	
Terminal Multiple	6.5x – 7.5x		6.75x – 7.75x	

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
E refers to Estimated
LTM refers to Latest 12 months
NA refers to "Not Applicable"

HOULIHAN LOKEY | 36

Changes Since 2014 Sale Process

Change Summary (cont.)

Analysis Date	December 19, 2014		July 13, 2015	
Sum of the Parts ("SOTP") / Break Up Analysis				
	EBITDA	Multiple Range	EBITDA	Multiple Range
SLPE	2014E - $8.8 million 2015E - $9.1 million	2014E - 6.5x – 7.5x 2015E - 6.0x – 7.0x	LTM - $8.7 million 2015E - $9.1 million	LTM - 6.5x – 7.5x 2015E - 6.5x – 7.5x
TEAL	2014E - $1.9 million 2015E - $2.7 million	2014E - 4.0x – 5.0x 2015E - 4.0x – 5.0x	LTM - $2.8 million 2015E - $2.7 million	LTM - 5.0x – 6.0x 2015E - 5.0x – 6.0x
MTE	2014E - $10.3 million 2015E - $10.1 million	2014E - 8.0x – 9.0x 2015E - 8.0x – 9.0x	LTM - $8.2 million 2015E - $8.0 million	LTM - 8.0x – 9.0x 2015E - 8.0x – 9.5x
SL - MTI	2014E - $7.9 million 2015E - $10.6 million	2014E - 9.0x – 10.0x 2015E - 8.0x – 9.0x	LTM - $13.3 million 2015E - $14.1 million	LTM - 9.0x – 10.5x 2015E - 8.5x – 9.5x
Corporate[1]	2014E – ($6.2) million 2015E – ($7.9) million	2014E - 7.5x – 8.5x 2015E - 7.1x – 8.1x	LTM – ($6.4) million 2015E – ($6.7) million	LTM - 7.7x – 8.7x 2015E - 7.1x – 8.1x

(1) All EBITDA adjustments are included in Corporate
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
LTM refers to Latest 12 Months
NFY refers to next fiscal year
NFY + 1 refers to fiscal year following NFH
Source: Adjusted EBITDA, cash and debt balances, potential environmental liabilities and other Company information per Company management

HOULIHAN LOKEY 37

Changes Since 2014 Sale Process

Change Summary (cont.)

Analysis Date	December 19, 2014		July 13, 2015	
Financial Analysis Summary				
	Low	High	Low	High
SC – LTM Value / Share	NA	NA	$38.92	$48.59
SC – NFY Value / Share	$36.24	$41.61	$40.14	$50.07
ST Value / Share	NA	NA	$42.15	$51.82
DCF Value / Share (Gordon Growth)	NA	NA	$38.04	$46.42
DCF Value / Share (Exit Multiple)	$43.22	$51.23	$45.78	$53.49
SOTP Value / Share	$37.99	$43.33	$40.33	$47.61
Breakup Value / Share	$40.08	$44.90	$41.60	$47.82
Cash Balance(1)	$24.0 million		$1.9 million	
Debt Balance(1)	$0.0 million		$15.0 million	
Acc. Environmental Liability(2)	$18.5 million		$12.5 million	
Deferred Compensation(3)				
Change of Control Payments(4)				

(1) Coffee's cash and debt balance as of 6/30/15 are pro forma adjusted for the contemplated Davall Gears acquisition which is planned to be financed with $5 million in cash and $15 million in new debt
(2) Excludes $2.7 million of unaccrued potential environmental liabilities
(3) Change of control payments of $2.5 million, as per the company's latest proxy statement filed on 4/28/15
(4) Deferred compensation on the balance sheet of $1.1 million as of 6/30/15 per Coffee management
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
LTM refers to Latest 12 Months
NFY refers to next fiscal year
NFY + 1 refers to fiscal year following NFH
Source: Adjusted EBITDA, cash and debt balances, potential environmental liabilities and other Company information per Company management

Houlihan Lokey 38

Changes Since 2014 Sale Process

Selected Companies Information Comparison

(dollars in millions, except per share values)

	12/21/2014 Special Committee Presentation				Current				Change from Special Committee Presentation			
	Stock Price	Adjusted EV[2]	Adjusted Enterprise Value[2] to Adjusted EBITDA[3]		Stock Price[1]	Adjusted EV[2]	Adjusted Enterprise Value[2] to Adjusted EBITDA[3]		Stock Price[1]	Adjusted EV[2]	Adjusted Enterprise Value[2] to Adjusted EBITDA[3]	
			LTM	NFY			LTM	CY 2015			LTM	CY 2015
Guideline Public Companies												
Power Management + Quality												
Delta Electronics Inc.	$5.87	$13,582.9	13.3x	13.5x	$4.94	$11,116.4	11.3x	11.5x	(15.9%)	(18.2%)	-2.0x	-1.9x
Bel Fuse Inc.	$26.68	$462.4	9.2x	NA	$71.40	$9,284.8	7.5x	6.4x	167.6%	1907.9%	-1.7x	NA
XP Power Ltd.	$21.49	$411.1	10.0x	9.5x	$24.55	$469.8	10.9x	10.0x	14.2%	14.3%	1.0x	0.6x
TDK Corporation	$61.54	$7,971.9	6.3x	6.3x	$22.29	$406.0	6.4x	NMF	(63.8%)	(94.9%)	0.0x	NA
Cosel Co., Ltd.	$10.12	$300.0	8.1x	7.2x	$11.77	$358.7	10.0x	9.0x	16.3%	19.5%	1.9x	1.9x
CyberPower Systems, Inc.	$2.01	$118.9	7.1x	6.8x	$0.75	$315.6	7.2x	5.6x	(62.7%)	165.5%	0.1x	-1.2x
AcBel Polytech Inc.	$1.05	$470.0	8.8x	8.1x	$247.69	$178.2	8.1x	9.0x	23590.3%	(62.1%)	-0.7x	1.0x
Schaffner Holding AG	$294.26	$198.3	7.5x	7.8x	$2.11	$128.4	7.2x	6.8x	(99.3%)	(35.2%)	-0.3x	-0.9x
Low	$1.05	$118.9	6.3x	6.3x	$0.75	$128.4	6.4x	5.6x	(28.3%)	8.0%	0.0x	-0.7x
High	$294.26	$13,582.9	13.3x	13.5x	$247.69	$11,116.4	11.3x	11.5x	(15.8%)	(18.2%)	-2.0x	-1.9x
Median	$15.81	$436.8	8.5x	7.8x	$17.03	$382.4	7.8x	9.0x	7.7%	(12.5%)	-0.7x	1.3x
Mean	$52.88	$2,939.4	8.8x	8.4x	$48.19	$2,782.2	8.6x	8.3x	(8.9%)	(5.3%)	-0.2x	-0.1x
Motion Control												
Danaher Corp.	$86.27	$59,701.4	13.7x	13.3x	$88.00	$63,930.7	13.7x	13.7x	2.0%	7.1%	0.1x	0.3x
Parker-Hannifin Corporation	$128.27	$19,217.0	12.0x	10.4x	$77.75	$23,173.8	17.3x	14.3x	(39.4%)	20.6%	5.3x	4.0x
Nidec Corporation	$68.35	$20,296.4	15.2x	15.9x	$113.89	$17,429.2	8.4x	9.0x	66.6%	(14.1%)	-6.8x	-6.9x
Woodward, Inc.	$49.80	$3,843.4	11.8x	11.3x	$53.19	$4,180.1	11.0x	11.2x	6.8%	8.8%	-0.8x	-0.2x
Moog Inc.	$71.91	$3,622.8	10.0x	10.4x	$70.39	$3,521.5	9.9x	10.0x	(2.1%)	(2.8%)	0.0x	-0.4x
Allied Motion Technologies Inc.	$20.77	$265.6	9.4x	NMF	$21.63	$263.5	7.7x	NMF	4.1%	(0.8%)	-1.7x	NA
Low	$20.77	$265.6	9.4x	10.4x	$21.63	$263.5	7.7x	9.0x	4.1%	(0.8%)	-1.7x	-1.3x
High	$128.27	$59,701.4	15.2x	15.9x	$113.89	$63,930.7	17.3x	14.3x	(11.2%)	7.1%	2.1x	-1.6x
Median	$70.13	$11,530.2	11.9x	11.3x	$74.07	$10,804.7	10.5x	11.2x	5.6%	(6.3%)	-1.4x	-0.2x
Mean	$70.90	$17,824.4	12.0x	12.3x	$70.81	$18,749.8	11.4x	11.6x	(0.1%)	5.2%	-0.6x	-0.6x
Low	$1.05	$118.9	6.3x	6.3x	$0.75	$128.4	6.4x	5.6x	(28.3%)	8.0%	0.0x	-0.7x
High	$294.26	$59,701.4	15.2x	15.9x	$247.69	$63,930.7	17.3x	14.3x	(15.8%)	7.1%	2.1x	-1.6x
Median	$38.24	$2,046.4	9.7x	9.9x	$38.87	$1,995.7	9.2x	9.5x	1.6%	(2.5%)	-0.5x	-0.4x
Mean	$60.60	$9,318.7	10.2x	10.0x	$57.88	$9,625.5	9.8x	9.7x	(4.5%)	3.3%	-0.4x	-0.3x

Note: The current analysis is calendarized to Coffee's fiscal year end, whereas, the December analysis did not calendarize the comps
(1) Based on closing prices as of 7/13/15
(2) Adjusted Enterprise Value equals equity market value + debt outstanding + preferred stock – cash and cash equivalents
(3) Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization adjusted for certain non-recurring items
LTM refers to latest twelve months
NFY refers to the next fiscal year for which financial information has not been made public
Sources: Bloomberg and Capital IQ

HOULIHAN LOKEY | 39

Changes Since 2014 Sale Process Projections Comparison Revenue Adjusted EBITDA $213.5 $226.7 $245.0 $257.0 $270.0 $212.7 $236.4 $249.9 $262.4 $275.5 $0.0 $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 2015F 2016E 2017E 2018E 2019E 2014 Sale Process Projections Updated Projections - 6/30/2015 (2) $24.5 $27.9 $33.5 $36.5 $39.5 $24.7 $31.3 $35.4 $38.8 $41.9 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 2015F 2016E 2017E 2018E 2019E 2014 Sale Process Projections Updated Projections - 6/30/2015 $27.3 (4) $223.3 Difference: ($0.9) $9.7 $4.9 $5.4 $5.5 Difference: $0.2 $3.5 $1.9 $2.3 $2.4 (1) Updated projections 2016E-2019E reflect full pro forma impact of both transactions (2) $223.3 million represents pro forma revenue for 2015 including a full year impact from both transactions (3) The 2015E full year run rate revenue from the acquisitions is $21.5 million (4) $27.3 million represents pro forma EBITDA for 2015 including a full year impact from both transactions (5) The 2015E full year run rate EBITDA from the acquisitions is $4.8 million Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items Source: Coffee management (1) (3) (5) (1) (millions of USD)

Appendix Float & Trading Information

Float & Trading Information Float and Trading Information Public Float / Shares Outstanding 90 – Day Average Daily Volume / Shares Outstanding 98.8% 90.3% 89.6% 88.4% 88.2% 87.6% 87.3% 85.7% 85.5% 68.4% 54.4% 54.0% 40.4% 34.8% 72.2% 86.5% 75.2% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% Parker-Hannifin Corporation Bel Fuse Inc. Woodward, Inc. Schaffner Holding AG Delta Electronics Inc. Danaher Corp. Moog Inc. Nidec Corporation XP Power Ltd. AcBel Polytech Inc. Allied Motion Technologies Inc. TDK Corporation Cosel Co., Ltd. CyberPower Systems, Inc. Coffee Median Mean 1.5% 0.9% 0.9% 0.8% 0.6% 0.5% 0.5% 0.4% 0.4% 0.2% 0.2% 0.1% 0.1% 0.1% 0.1% 0.4% 0.5% 0.0% 0.2% 0.4% 0.6% 0.8% 1.0% 1.2% 1.4% 1.6% 1.8% Parker-Hannifin Corporation Bel Fuse Inc. Woodward, Inc. Schaffner Holding AG Delta Electronics Inc. Danaher Corp. Moog Inc. Nidec Corporation XP Power Ltd. AcBel Polytech Inc. Allied Motion Technologies Inc. TDK Corporation Cosel Co., Ltd. CyberPower Systems, Inc. Coffee Median Mean

Appendix Profiles of Selected Public Companies

Profiles of Selected Public Companies AcBel Polytech Inc. AcBel Polytech Inc. researches and develops, manufactures, and sells Daily Price/Volume Graph power supplies products in Mainland China, the United States, Taiwan, and internationally. It provides a total solution for a range of custom design and high quality power supplies ranging from 3W up to 10,000W per power module. The company offers PC power supply, open frame power supply, server power supply, storage power supply, telecom power supply, power line communication products, as well as adapters, AC/DC adapters, DC/DC converters, LED lighting products, LED street light control systems, AC TO DC converters, backup power supplies. Its products have applications in information technology, communication, consumer electronics, networks, and industrial automation sectors. The company was formerly known as API Technology Co., Ltd. and changed its name to AcBel Polytech Inc. in 1998. AcBel Polytech Inc. was founded in 1981 and is headquartered in New Taipei City, Taiwan. 0 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 30,000,000 35,000,000 $0.0 $0.2 $0.4 $0.6 $0.8 $1.0 $1.2 $1.4 $1.6 $1.8 $2.0 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies Allied Motion Technologies Inc. Allied Motion Technologies Inc. designs, manufactures, and sells motors, Daily Price/Volume Graph electronic motion controls, gearing, and optical encoder products worldwide. It provides motion control technology comprising integrated power electronics, digital controls, and network communications for motor control and power conversion; and fractional horsepower brushless DC motors for medical, industrial, and commercial aviation applications. The company also offers fractional horsepower permanent magnet DC and brushless DC motors for a range of original equipment applications; and brushless DC motors, including servo motors, frameless motors, torque motors, high speed slotless motors, and high resolution encoders and motor/encoder assemblies for medical equipment, semiconductor, industrial, and aerospace and defense markets. In addition, it provides gearing solutions for the commercial and industrial equipment, healthcare, medical, and non-automotive transportation markets; and sub-fractional horsepower motors and motorized solutions, including integrated dives, controls, gearing, and feedback devices. The company sells its products through its direct sales force, independent sales representatives, agents, and distributors. Allied Motion Technologies Inc. was founded in 1962 and is headquartered in Amherst, New York. 0 200,000 400,000 600,000 800,000 1,000,000 1,200,000 $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies Bel Fuse Inc. Bel Fuse Inc. designs, manufactures, and sells products used in the Daily Price/Volume Graph networking, telecommunication, high-speed data transmission, commercial aerospace, military, broadcasting, transportation, and consumer electronic industries worldwide. It offers magnetic products, such as integrated connector modules; power transformers; SMD power inductors and SMPS transformers; and telecom discrete components. The company also provides power solutions and protection products comprising front-end power supplies; board-mount power products; industrial power products; module products; and circuit protection products. In addition, it offers expanded beam fiber optic connectors, cable assemblies, and active optical devices; copper-based connectors/cable assemblies; radio frequency connectors, cable assemblies, microwave devices, and low loss cables. The company sells its products under the Bel, TRP, MagJack, Signal, Bel Power Solutions, Power-One, Melcher, Stratos, Fibreco, Cinch, AIM-Cambridge, Johnson, Trompeter, Midwest Microwave, Semflex, and Stewart Connector brands through direct strategic account managers, regional sales managers working with independent sales representative organizations, or authorized distributors. Bel Fuse Inc. was founded in 1949 and is headquartered in Jersey City, New Jersey. 0 20,000 40,000 60,000 80,000 100,000 120,000 $0 $5 $10 $15 $20 $25 $30 $35 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies Cosel Co., Ltd. Cosel Co., Ltd. manufactures power supplies in Japan and internationally. Daily Price/Volume Graph It offers device-embedded power supplies in metal chassis with input rectifier and output stabilization circuits; device-embedded rugged PCB type power supplies; on-board type power supplies; high power-density modules; and noise filters, as well as AC-DC power supplies and DC-DC converters. The company was formerly known as Elco Co., Ltd. and changed its name to Cosel Co., Ltd. in April 1992. Cosel Co., Ltd. was founded in 1969 and is headquartered in Toyama, Japan. 0 20,000 40,000 60,000 80,000 100,000 120,000 $0 $2 $4 $6 $8 $10 $12 $14 $16 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies CyberPower Systems, Inc. CyberPower Systems, Inc. is engaged in the research and development, Daily Price/Volume Graph production, and sale of uninterruptible power systems and power protection products worldwide. Its products include uninterruptible power supplies, such as power redundancy and power protection products for home and enterprise users; surge protection devices to avoid various electrical abnormalities; and power distribution equipment. The company also offers communication interface with environmental monitoring through the Internet or Ethernet to configure and manage UPS, PDU, and other peripherals; PowerPanel, a power management software; and peripherals and accessories for various hand-held mobile devices. CyberPower Systems, Inc. was founded in 1997 and is based in Taipei, Taiwan. 200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 1,600,000 1,800,000 2,000,000 $0 $1 $1 $2 $2 $3 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies Danaher Corporation Danaher Corporation designs, manufactures, and markets professional, Daily Price/Volume Graph medical, industrial, and commercial products and services worldwide. The company’s Test & Measurement segment provides test, measurement, and monitoring products that are used in electronic design, manufacturing, and technology development; hardware and software solutions to deploy, manage, and secure communication network technologies and services; and tools, toolboxes, and automotive maintenance equipment. Its Environmental segment offers instrumentation and disinfection systems to analyze and manage the quality of water; and solutions and services focused on fuel dispensing, remote fuel management, point-of-sale systems, payment systems, environmental compliance, vehicle tracking, and fleet management. The company’s Life Sciences & Diagnostics segment provides various research tools for scientists to study cells and cell components; and various analytical instruments, reagents, consumables, software, and services for hospitals, physician’s offices, reference laboratories, and other critical care settings. Its Dental segment provides various dental consumables, equipment, and services for the diagnosis, treatment, and prevention of disease and ailments of the teeth, gums, and supporting bone. The company’s Industrial Technologies segment offers equipment, consumables, and software for consumer and industrial products; and mechanical and electromechanical motion control solutions for the automation market. It also provides sensors and control instruments to manufacturing markets and electric utility industry; energetic material systems to systems integrators and prime contractors; and supplemental braking systems for commercial vehicles. Danaher Corporation was founded in 1969 and is headquartered in Washington, the District of Columbia. 0 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 16,000,000 18,000,000 20,000,000 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies Delta Electronics, Inc. Delta Electronics, Inc. is engaged in the research and development, design, Daily Price/Volume Graph manufacture, and sale of electronic control systems, industrial automation, digital display, communication, and consumer electronic products. Its Power Electronics segment offers server, Netcom, workstation, desktop, notebook, LED, display, gaming, industrial, electrical equipment controllers, LCD, and medical power supplies; electronic lighting ballasts; EMI filters; precision motors; fans and fans modules; blowers; mini wind energy shell parts; heat exchangers; optical transceiver, cooling, Bluetooth, and touch panel modules; and RF/wireless, magnetic, networking components, etc. The company’s Energy Management segment provides telecom and industrial power systems, uninterruptible power supplies, precision cooling products, photovoltaic inverters, converters for wind energy, medium voltage drives, electric vehicle charging stations, programmable logic controllers, AC motor drives, AC servo motors and drives, brushless DC motors and drives, human machine interfaces, temperature controllers, encoders, machine vision system, computed numerically controllers, etc. Its Smart Green Life segment offers professional digital, home cinema, educational use, portable digital, and game use projectors; digital electronic media; video conference projection systems; digital signage displays; digital display walls; video system integrated solutions; rent service for projection; professional LED lamps; LED indoor lights, components, and modules; new light engines; LED driver modules and optical components; LED control systems; design and construction of lighting application; green energy integration design and architecture; development automatic speech outbound; interactive voice response; voice keyword spotting solution; and speech analysis automation, as well as voice biometrics with language technology, etc. The company was founded in 1971 and is headquartered in Taipei, Taiwan. 2,000,000 4,000,000 6,000,000 8,000,000 10,000,000 12,000,000 14,000,000 16,000,000 18,000,000 20,000,000 $0 $1 $2 $3 $4 $5 $6 $7 $8 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies

Moog Inc.

Moog Inc. designs, manufactures, and integrates precision motion and fluid controls, and control systems for original equipment manufacturers and end users worldwide. The company's Aircraft Controls segment offers primary and secondary flight controls for military and commercial aircraft; aftermarket support services; and ground-based navigation aids. Its Space and Defense Controls segment provides controls for satellites and space vehicles, launch vehicles, armored combat vehicles, tactical and strategic missiles, security and surveillance, and other defense applications; systems for gun aiming, stabilization, and automatic ammunition loading for armored combat vehicles; and weapons stores management systems for light attack aerial reconnaissance, ground, and sea platforms. The company's Industrial Systems segment offers systems for applications in injection and blow molding machinery, metal forming presses, and heavy industry customers in steel and aluminum production; solutions for power generation applications; and systems and components for applications in oil and gas exploration and production, as well as electric pitch controls and blade monitoring systems for wind turbines. This segment also provides electromechanical motion simulation bases for flight simulation and training markets; medical training simulators; and custom test systems and controls for automotive, structural, and fatigue testing. Its Components segment offers slip rings, fiber optic rotary joints, and motors; electromechanical actuators for military, aerospace, and commercial applications; and fiber optic modems. The company's Medical Devices segment provides portable pumps, stationary pumps, and disposable sets used in the delivery of enteral nutrition for patients; electronic ambulatory infusion pumps with associated administration sets; ultrasonic and optical sensors; and surgical hand pieces. Moog Inc. was founded in 1951 and is headquartered in East Aurora, New York.

Daily Price/Volume Graph


Closing Price
$78
$76
$74
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$60
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HOULIHAN LOKEY | 51

Profiles of Selected Public Companies

Nidec

NIDEC Corporation manufactures and sells electric motors and related components and equipment worldwide. It offers hard disk drives spindle motors and other small precision motors for optical disk drives, electronic cooling fans, refrigerators, DVD recorders, laser printers, copiers, polygon scanners, automobiles, and other applications, as well as vibration mechanism for mobile phones. The company also provides automotive motors, power-train components, sensors, and electronic controls for power steering systems, dual-clutch transmission systems, engine cooling systems, seat adjusters, window lifts, vehicle traction systems, collision avoidance and mitigation systems, and other products; and home appliances motors for air purification systems, washing machines, refrigerators, dish washers, and other products. In addition, it offers commercial and industrial motors and systems for processing lines, rolling mills, mining equipment, heat pump and water heater systems, elevators, escalators, air conditioning systems, commercial food refrigerators, floor care equipment, utility and material handling vehicles, aerial lifts, monitoring systems, barrier-free facilities, electric tools, air compressors, marine propulsion systems, wind and photovoltaic power generation systems, and other products. Further, the company offers transfer robots for liquid-crystal-display panels, semiconductor wafers, and other products; card readers; mechanical pressing and food packaging machines; power transmission systems; shutters and lens units for digital still cameras and mobile phones; switches; trimmer potentiometers; precision plastic moldings; plastic metal casings; and music box products, as well as logistic services. It serves hard disk drives, electric household appliances, automation equipment, automotive components, home video game consoles, telecommunication equipment, and audio-visual equipment manufacturers. The company was founded in 1973 and is headquartered in Kyoto, Japan.

Daily Price/Volume Graph


$85
$80
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$55
14,000,000
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Houlihan Lokey 52

Profiles of Selected Public Companies

Parker-Hannifin Corporation

Parker-Hannifin Corporation manufactures and sells motion and control technologies and systems for various mobile, industrial, and aerospace markets worldwide. It operates through two segments, Diversified Industrial and Aerospace Systems. The Diversified Industrial segment provides pneumatic, fluidic, and electromechanical components and systems; filters, systems, and diagnostics solutions to monitor and remove contaminants from fuel, air, oil, water, and other liquids and gases; connectors, which control, transmit, and contain fluid; hydraulic components and systems for builders and users of industrial and mobile machinery and equipment; critical flow components for process instrumentation, healthcare, and ultra-high-purity applications, as well as components for use in refrigeration and air conditioning systems, and in fluid control applications for processing, fuel dispensing, beverage dispensing, and mobile emissions; and static and dynamic sealing devices. This segment sells its products to original equipment manufacturers and their replacement markets in manufacturing, packaging, processing, transportation, mobile construction, refrigeration and air conditioning, agricultural, and military machinery and equipment industries. The Aerospace Systems segment offers flight control, hydraulic, fuel, fluid conveyance, and engine systems and components for commercial and military airframe, and engine programs. It also provides electronics thermal management heat rejection systems, and single-phase and two- phase heat collection systems for radar, ISAR, and power electronics. This segment markets its products directly to original equipment manufacturers and end users in the commercial and military aerospace markets. The company markets its products through direct-sales employees, independent distributors, and sales representatives. Parker- Hannifin Corporation was founded in 1918 and is headquartered in Cleveland, Ohio.

Daily Price/Volume Graph



Closing Price
$140
$120
$100
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$40
$20
$0
Volume (000s)
7,000,000
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Closing Price

HOULIHAN LOKEY 53

Profiles of Selected Public Companies Schaffner Holding AG Schaffner Holding AG develops, manufactures, and distributes electronic Daily Price/Volume Graph systems worldwide. The company operates through Electromagnetic Compatibility, Power Magnetics, and Automotive segments. It offers EMC/EMI filters and chokes, such as small one-phase board-level components and 2500A/690V industrial 3-phase filters; active and passive harmonic filters; and output filters and load reactors that protect electric drive systems, and prevent equipment downtime and premature motor failure, as well as designs and manufactures non-standard dry-type magnetic components. In addition, it develops and manufactures components and subsystems for convenience and safety electronics in cars, as well as components for drive systems in hybrid and electric vehicles. The company’s components are deployed in energy-efficient drive systems and electronic motor controls, wind power and photovoltaic systems, rail technology applications, and machine tools and robotics, as well as in power supplies for various electronic devices in medical technology or telecommunications sectors. Schaffner Holding AG founded in 1962 and is headquartered in Luterbach, Switzerland. 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 $0 $50 $100 $150 $200 $250 $300 $350 $400 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies TDK Corporation TDK Corporation manufactures and sells electronic components Daily Price/Volume Graph worldwide. The company operates through Passive Components, Magnetic Application Products, Film Application Products, and Other segments. The Passive Components segment provides ceramic capacitors, aluminum electrolytic capacitors, film capacitors, high-frequency components, piezoelectric materials, circuit protection components, and sensors, as well as inductive devices, such as coils, ferrite cores, and transformers. The Magnetic Application Products segment offers recording devices, power supplies, and magnets. The Film Application Products segment provides energy devices, such as rechargeable batteries; and applied films. The Other segment provides mechatronics equipment; and other related products. The company serves electronics and automotive markets. It was formerly known as Tokyo Denki Kagaku Kogyo K.K. and changed its name to TDK Corporation in 1983. TDK Corporation was founded in 1935 and is headquartered in Tokyo, Japan. 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 3,000,000 3,500,000 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies XP Power Limited XP Power Limited, an investment holding company, provides power Daily Price/Volume Graph control solutions in Europe, North America, and Asia. The company offers AC-DC power supplies, including open-frame, enclosed, desktop, configurable, and DIN rail power supplies; and DC-DC converters necessary for distributed power architectures. It also provides power solutions for desktop and component power supplies. In addition, the company provides engineering services, such as EMC pre-compliance facilities, thermal management advice, and general pre and post application support. It serves original equipment manufacturers in the fields of industrial, technology, and healthcare markets. XP Power Limited was founded in 1988 and is based in Singapore. 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 80,000 90,000 100,000 $0 $5 $10 $15 $20 $25 $30 Volume (000s) Closing Price Volume Closing Price

Profiles of Selected Public Companies

Woodward, Inc.

Daily Price/Volume Graph


$60
$50
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$0
Closing Price
1,800,000
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Mar-30-2015
May-14-2015
Jun-30-2015
Volume
Closing Price

Woodward, Inc. designs, manufactures, and services energy control and optimization solutions for the aerospace and energy markets worldwide. Its Aerospace segment provides fuel pumps, metering units, actuators, air valves, specialty valves, fuel nozzles, and thrust reverser actuation systems for turbine engines and nacelles; and flight deck controls, actuators, servocontrols, motors, and sensors for aircraft that are used on commercial and defense fixed-wing aircraft and rotorcraft, as well as in weapons and defense systems. This segment also provides aftermarket repair, overhaul, and other services to commercial airlines, turbine original equipment manufacturer (OEM) repair facilities, military depots, third party repair shops, and other end users. It sells its products to OEMs tier-one suppliers, and prime contractors, and through aftermarket sales of components, such as provisioning spares or replacements. The company's Energy segment designs, produces, and services systems and products for the management of fuel, air, fluids, gases, electricity, motion, and combustion. This segment's products include power converters, actuators, valves, pumps, injectors, solenoids, ignition systems, governors, electronics and software, power converters, and devices that measure, communicate, and protect electrical distribution systems for use in industrial gas turbines, including heavy-frame and aeroderivative turbines, reciprocating engines, electrical grids, wind turbines and compressors. It sells its products through aftermarket or replacement sales to OEMs, tier-one suppliers, and prime contractors; and provides other related services to OEM customers, as well as directly to end users or distributors. Woodward, Inc was founded in 1870 and is headquartered in Fort Collins, Colorado.

Houlihan Lokey | 57

Appendix Disclaimer

Disclaimer Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Coffee (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. 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The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. 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